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                                                                    EXHIBIT 99.1

                                    BUSINESS

     Sanmina is a leading independent provider of customized integrated electronic manufacturing services, known as EMS, including turnkey electronic assembly and manufacturing management services, to original equipment manufacturers, or OEMs, in the electronics industry. Our electronics manufacturing services consist primarily of the manufacture of complex printed circuit board assemblies using surface mount and pin-through-hole interconnection technologies, the manufacture of custom designed backplane assemblies, fabrication of complex multi-layered printed circuit boards, electronic enclosure systems and testing and assembly of completed systems. In addition to assembly, turnkey manufacturing management also involves procurement and materials management, as well as consultation on printed circuit board design and manufacturing. Through Sanmina Cable Systems, we also manufacture custom cable and wire harness assemblies for electronic industry OEMs. In addition, we have recently developed enclosure systems capabilities which manufactures and assembles metal enclosures that house large electronic systems and subsystems. As a result of these services, Sanmina can offer an end to end total EMS solution for its customers.

     Surface mount and pin-through-hole printed circuit board assemblies are printed circuit boards on which various electronic components, such as integrated circuits, capacitors, microprocessors and resistors, have been mounted. These assemblies are key functional elements of many types of electronic products. Backplane assemblies are large printed circuit boards on which connectors are mounted to interconnect printed circuit boards, integrated circuits and other electronic components. Interconnect products manufactured by us generally require greater manufacturing expertise and have shorter delivery cycles than mass produced interconnect products, and therefore, typically have higher profit margins.

     Our customers include leading OEMs in the communications, medical and industrial instrumentation and high-speed computer sectors. Our principal customers include Alcatel, Cisco Systems, Lucent Technologies, Motorola, Nortel Networks and Tellabs.

     We locate our manufacturing facilities near our customers and, increasingly, our customers' end users. Our assembly plants are located in Northern California, Richardson, Texas, the greater Boston, Massachusetts area, Manchester, New Hampshire, Durham, North Carolina, Guntersville, Alabama, Calgary, Alberta, Canada and Dublin, Ireland. Our printed circuit board fabrication facilities are located in Northern California, Southern California, the greater Boston, Massachusetts area and Nashua, New Hampshire. Sanmina Cable Systems' principal manufacturing facility is located in Carrollton, Texas. Our principal enclosure manufacturing facilities are located in the Toronto, Canada area.

     Through our June 2000 acquisition of Hadco Corporation, we added printed circuit board fabrication facilities in the greater Boston, Massachusetts area, Northern California, Phoenix, Arizona, Owego, New York and Kuching, Malaysia. We also obtained backplane and assembly facilities in Salem, New Hampshire and San Jose, California as well as an engineering facility in Limerick, Ireland. In June 2000, we also acquired Essex AB, an EMS company with operations in Sweden and Finland. In July 2000, we acquired an EMS operation in the Shenzhen region of the Peoples' Republic of China. In August 2000, Sanmina acquired a design and engineering group from Nortel Networks. Also in August 2000, Sanmina announced an agreement to acquire the San Jose, California system integration and fulfillment operation of Lucent Technologies.

     We have pursued and intend to continue to pursue business acquisition opportunities, particularly when these opportunities have the potential to enable us to increase our net sales while maintaining operating margins, to access new customers, technologies or geographic markets, to implement our end to end total solution vertical integration strategy and to increase capacity and obtain facilities and equipment. In particular, we expect that we will continue to pursue opportunities to acquire assembly operations being divested by electronics industry OEMs, particularly those in the communications sector.

     This Report on Form 8-K contains certain forward looking statements regarding future events with respect to Sanmina. Actual events and/or future results of operations may differ materially as a result of the factors described herein and in the documents incorporated herein by reference, including, in particular, those factors described under "Factors Affecting Operating Results."

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INDUSTRY OVERVIEW

     We are benefiting from increased market acceptance of the use of manufacturing specialists in the electronics industry. Many electronics OEMs have adopted, and are becoming increasingly reliant upon, manufacturing outsourcing strategies, and we believe the trend towards outsourcing manufacturing will continue. Electronics industry OEMs use EMS specialists for many reasons including the following:

     - Reduce Time to Market. Due to intense competitive pressures in the electronics industry, OEMs are faced with increasingly shorter product life cycles and therefore have a growing need to reduce the time required to bring a product to market. OEMs can reduce their time to market by using a manufacturing specialist's established manufacturing expertise and infrastructure.

     - Reduce Capital Investment. As electronic products have become more technologically advanced, the manufacturing process has become increasingly automated, requiring a greater level of investment in capital equipment. Manufacturing specialists enable OEMs to gain access to advanced manufacturing facilities, thereby reducing the OEMs' overall capital equipment requirements.

     - Focus Resources. Because the electronics industry is experiencing greater levels of competition and more rapid technological change, many OEMs are increasingly seeking to focus their resources on activities and technologies in which they add the greatest value. By offering comprehensive electronic assembly and turnkey manufacturing services, manufacturing specialists allow OEMs to focus on core technologies and activities such as product development, marketing and distribution.

     - Access Leading Manufacturing Technology. Electronic products and electronics manufacturing technology have become increasingly sophisticated and complex, making it difficult for OEMs to maintain the necessary technological expertise in process development and control. OEMs are motivated to work with a manufacturing specialist in order to gain access to the specialist's process expertise and manufacturing knowledge.

     - Improve Inventory Management and Purchasing Power. Electronics industry OEMs are faced with increasing difficulties in planning, procuring and managing their inventories efficiently due to frequent design changes, short product lifecycles, large investments in electronic components, component price fluctuations and the need to achieve economies of scale in materials procurement. By using a manufacturing specialist's volume procurement capabilities and expertise in inventory management, OEMs can reduce production and inventory costs.

     - Access Worldwide Manufacturing Capabilities. OEMs are increasing their international activities in an effort to lower costs and access foreign markets. Manufacturing specialists with worldwide capabilities are able to offer such OEMs a variety of options on manufacturing locations to better address their objectives regarding cost, shipment location, frequency of interaction with manufacturing specialists and local content requirements of end-market countries.

SANMINA BUSINESS STRATEGY

     Our objective is to provide OEMs with a total EMS solution. Our strategy encompasses several key elements:

     - Concentrate on high value added products and services for leading OEMs. We focus on leading manufacturers of advanced electronic products that generally require custom designed, more complex interconnect products and short lead-time manufacturing services. By focusing on complex interconnect products and manufacturing services for leading OEMs, we are able to realize higher margins than many other participants in the interconnect and EMS industries.

     - Leverage vertical integration. Building on our integrated manufacturing capabilities, we can provide our customers with a broad range of high value added manufacturing services from fabrication of bare boards, to final system assembly and test. The cable assembly capabilities of Sanmina Cable Systems provide us with further opportunities to leverage our vertical integration. By manufacturing printed circuit boards, electronic enclosure systems, and custom cable assemblies used in our EMS assemblies,
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       we, through our vertical integration, are able to add greater value and realize additional manufacturing margin. In addition, our vertical integration provides greater control over quality, delivery and cost, and enables us to offer our customers a complete EMS solution.

     - Focus on high growth customer sectors. We have focused our marketing efforts on key, fast growing industry sectors. Our customers include leading OEM companies in communications, industrial and medical instrumentation and computer sectors. Sales efforts will focus on increasing penetration of our existing customer base as well as attracting new customers, thus diversifying our revenue across a wider base.

     - Geographic expansion of manufacturing facilities. Since 1993, we have significantly expanded and upgraded our operations through the opening of and acquisition of new facilities and operations in various locations throughout the United States, including Northern California, Southern California, the Dallas-Fort Worth area, the greater Boston area, the greater Chicago area and other locations. These facilities provide us with operations in key geographic markets for the electronics industry. We will continue to aggressively and opportunistically pursue future expansion opportunities in other markets. In particular, through two recent acquisitions, we have established operations in Sweden, Finland and the Peoples' Republic of China.

     - Aggressive pursuit of acquisition opportunities. Our strategy involves the pursuit of business acquisition opportunities, particularly when these opportunities have the potential to enable us to increase our net sales while maintaining operating margin, access new customers, technologies and geographic markets, implement our vertical integration strategy and obtain facilities and equipment on terms more favorable than those generally available in the market. These acquisitions have involved both acquisitions of entire companies as well as acquisitions of selected assets, principally equipment, inventory and customer contracts and, in certain cases, facilities or facility leases. We intend to continue to evaluate and pursue acquisition opportunities on an ongoing basis.

     - Develop long-term customer relationships. We seek to establish "partnerships" with our customers by focusing on early stage involvement in product design, state-of-the-art technology, quick-turnaround manufacturing and comprehensive management support for materials and inventory. We also work closely with our customers to help them manage their manufacturing cycle and reduce their time to market. While we will continue to emphasize growth with our current customers, we have been successful in attracting new clients. To further these efforts, we intend to continue to expand our direct sales staff. We believe our direct sales force is one of our key competitive advantages.

     - Extend technology leadership. Today we can provide a total EMS solution with services ranging from design services to fabrication of circuit boards and complete system assemblies. In providing these services, we use a variety of processes and technologies. We strive for continuous improvement of our processes and have adopted a number of quality improvement and measurement techniques to monitor our performance. We have also recently made significant capital expenditures to upgrade plant and equipment at our facilities. We intend to stay on the leading edge of technology development and will evaluate new interconnect and packaging technologies as they emerge.

CUSTOMERS, MARKETING AND SALES

     Our customers include a diversified base of OEMs in the communications, medical and industrial instrumentation and high-speed computer systems segments of the electronics industry. Our principal customers include Alcatel, Cisco Systems, Lucent Technologies, Motorola, Nortel Networks and Tellabs. The following table shows the estimated percentage of our fiscal 1999 sales in each of these industry sectors.

Communications..............................................     71%
Medical and Industrial Instrumentation......................     12%
High-Speed Computer Systems.................................     17%

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     The percentages in the table above give effect to the restatement of our results of operations to reflect the acquisitions of Hadco and Essex. Historically, Hadco's revenues had been derived primarily from sales of printed circuit boards as well as sales in the computer systems, communications and instrumentation sectors. Essex's revenues were derived primarily from sales of printed circuit board assemblies to communications companies.

     We develop relationships with our customers and market our manufacturing services through a direct sales force augmented by a network of manufacturers' representative firms and a staff of in-house customer support specialists. Our sales resources are directed at multiple management and staff levels within target accounts. Our direct sales personnel work closely with the customers' engineering and technical personnel to better understand their requirements. Our manufacturers' representatives are managed by our direct sales personnel, rather than from corporate headquarters, in order to provide for greater accountability and responsiveness. We also conduct advertising and public relations activities, as well as receiving referrals from current customers.

     Historically, we have had substantial recurring sales from existing customers. We have also expanded our customer base through acquisitions. In particular, the acquisition of the Comptronix Guntersville, Alabama operations and certain assets of the former custom manufacturing services division of Lucent Technologies provided us with several new key customer accounts with significant growth potential. In addition, the November 1997 acquisition of Elexsys, the November 1998 acquisition of Altron, the December 1998 acquisition of Telo, and the March 1999 acquisition of Manu-Tronics provided us with several major new customer accounts. Our October and November 1999 acquisitions of certain Nortel Networks assembly operations has expanded our customer relationship with Nortel. This relationship was enhanced by our acquisition of a Nortel Networks design engineering group in August 2000. Our recent transactions with Harris and Alcatel will provide us with the opportunity to significantly expand our relationship with these customers. Finally, our acquisitions of Hadco and Essex and our acquisition of EMS operations in China will enable us to broaden our customer base as well our geographic base.

     Although we seek to diversify our customer base, a small number of customers are responsible for a significant portion of our net sales. During the first nine months of fiscal 2000, fiscal year 1999 and fiscal year 1998, sales to our ten largest customers accounted for 56%, 49% and 44%, respectively, of our net sales. For the first nine months of fiscal 2000, only sales to one customer represented more than 10% of our net sales. For fiscal 1999, only sales to Cisco Systems represented more than 10% of our net sales. For fiscal year 1998, no single major customer exceeded 10% of net sales. This information regarding our principal customers gives effect to the restatement of our results of operations to reflect the acquisitions of Hadco and Essex.

     Although we cannot assure you that our principal customers will continue to purchase products and services from us at current levels, if at all, we expect to continue to depend upon our principal customers for a significant portion of our net sales. Our customer concentration could increase or decrease, depending on future customer requirements, which will be dependent in large part on market conditions in the electronics industry segments in which our customers participate. The loss of one or more major customers, or declines in sales to major customers, could harm our business and operating results.

MANUFACTURING SERVICES

     We specialize in manufacturing complex printed circuit board assemblies, backplane assemblies and printed circuit boards that are used in the manufacture of sophisticated electronic equipment. We began manufacturing backplane assemblies in 1981 and began providing electronic assembly and turnkey manufacturing management services, including the assembly and testing of sophisticated electronic systems, in October 1993.

     We seek to establish "partnerships" with our customers by providing a responsive, flexible total manufacturing services solution. These services include computer integrated manufacturing, known as CIM, and design and engineering services, quick-turnaround manufacturing of prototype and preproduction assemblies, and materials procurement and management. CIM services provided by us consist of developing manufacturing processes, tooling and test sequences for new products from customer designs. We also
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evaluate customer designs for manufacturability and test, and, when appropriate, recommend design changes to reduce manufacturing cost or lead times or to increase manufacturing yields and the quality of the finished product. Once engineering is completed, we manufacture prototype or preproduction versions of that product on a quick-turnaround basis. We expect that the demand for engineering and quick-turnaround prototype and preproduction manufacturing services will increase as OEMs' products become more complex and as product life cycles shorten. Materials procurement and handling services provided by us include planning, purchasing, warehousing and financing of electronic components and enclosures used in the assemblies and systems.

MANUFACTURING AND ENGINEERING

     Manufacturing Processes. We produce complex, technologically advanced surface mount and pin-through-hole assemblies, backplane assemblies and multilayer printed circuit boards, custom cable assemblies and full systems that meet increasingly tight tolerances and specifications demanded by OEMs. Multilayering, which involves placing multiple layers of electrical circuitry on a single printed circuit board or backplane, expands the number of circuits and components that can be contained on the interconnect product and increases the operating speed of the system by reducing the distance that electrical signals must travel. Increasing the density of the circuitry in each layer is accomplished by reducing the width of the circuit tracks and placing them closer together on the printed circuit board or backplane. Today, we are capable of efficiently producing commercial quantities of printed circuit boards with up to 60 layers and circuit track widths as narrow as three mils. The manufacture of complex multilayer interconnect products often requires the use of sophisticated circuit interconnections between certain layers (called "blind or buried vias") and adherence to strict electrical characteristics to maintain consistent circuit transmission speeds (referred to as "controlled impedance"). These technologies require very tight lamination and etching tolerances and are especially critical for printed circuit boards with ten or more layers.

     The manufacture of printed circuit boards involves several steps: etching the circuit image on copper-clad epoxy laminate, pressing the laminates together to form a panel, drilling holes and depositing copper or other conductive material to form the inter-layer electrical connections and, lastly, cutting the panels to shape. Certain advanced interconnect products require additional critical steps, including dry film imaging, photoimageable soldermask processing, computer controlled drilling and routing, automated plating and process controls and achievement of controlled impedance. Manufacture of printed circuit boards used in backplane assemblies requires specialized expertise and equipment because of the larger size of the backplane relative to other printed circuit boards and the increased number of holes for component mounting.

     In addition to volume fabrication of printed circuit boards, Sanmina has facilities which specialize in prototype and pre-production manufacturing. Prototypes typically require lead times of three to seven days, and often as short as 24 hours. Prototype development at these facilities has included multilayer printed circuit boards of up to 60 layers, embedded discrete components, heavy copper substrates, sequential lamination, cavity substrates, thermal management products, single chip carriers, planar magnetics, advanced surface finishes and various high performance substrates for the high frequency microwave market. These facilities also support advanced attachment technologies such as Direct Chip Attach (DCA) and High Density Interconnect (HDI). In combining the design of a printed circuit with the manufacture of the prototype, Sanmina can reduce the length of the design/manufacture cycle. By working closely with customers at the design and prototype stage, Sanmina believes it strengthens long-term relationships with its customers and gains an advantage in securing a preferred vendor status when customers begin volume production. Pre-production is the manufacture of limited quantities of electronic interconnects during the transition period from prototype to volume production. Pre-production generally requires quick-turn delivery to accommodate time-to-volume pressures or as a temporary solution for unforeseen customer demands. Pre-production is done both in the quick-turn prototype and volume production facilities.

     The manufacture of surface mount and pin-through-hole assemblies involves the attachment of various electronic components, such as integrated circuits, capacitors, microprocessors and resistors to printed circuit boards. The manufacture of backplane assemblies involves attachment of electronic components, including printed circuit boards, integrated circuits and other components, to the backplane, which is a large printed

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circuit board that we also manufacture. We use surface mount, pin-through-hole and press-fit technologies in backplane assembly.

     The integration of all these processes allows us to offer an end to end total EMS solution.

     All of our manufacturing facilities are certified under ISO 9002, a set of standards published by the International Organization of Standardization and used to document, implement and demonstrate quality management and assurance systems in design and manufacturing. As part of the ISO 9002 certification process, we have developed a quality systems manual and an internal system of quality controls and audits. Although ISO 9002 certification is of particular importance to the companies doing business in the European Community, we believe that United States electronics manufacturers are increasing their use of ISO 9002 registration as a criteria for suppliers.

     In addition to ISO 9002 certification, we are BellCore, British Approval Board for Telecommunications, or BABT, and Underwriters Laboratories, or UL, compliant. These qualifications establish standards for quality, manufacturing process control and manufacturing documentation and are required by many OEMs in the electronics industry, including suppliers to AT&T and the Regional Bell Operating Companies.

     Facilities. We manufacture our products in 52 decentralized plants, consisting of 27 electronics assembly facilities, 18 printed circuit board fabrication facilities, 4 cable assembly facilities and 3 enclosure assembly facilities. Generally, each of our decentralized plants has its own production, purchasing, and materials management and quality capabilities located on site. The production expertise of some plants overlaps, which enables us to allocate production based on product type and available capacity at one or more plants. With assembly facilities located in major electronics industry centers throughout the country, including Silicon Valley, Southern California, the Dallas-Forth Worth area, the Research Triangle Park area, New England, the greater Chicago area and Northern Alabama, as well as international locations including Ireland, China, France, Canada, Malaysia, Finland and Sweden, we are also able to allocate production based on geographic proximity to the customer, process capabilities and available capacity. Decentralized plants can focus on particular product types and respond quickly to customers' specific requirements. We believe that decentralized facilities also allow us to achieve improved accountability, quality control and cost control.

     In November 1998, we entered into a lease with an option to purchase a 330,000 square foot campus facility located in San Jose, California. The facility consists of four buildings on a single site. We consolidated our corporate headquarters and some of our San Jose area assembly operations at this facility. As of July 2, 2000, this campus site was fully occupied.

TECHNOLOGY DEVELOPMENT

     Our close involvement with our customers at the early stages of their product development positions us at the leading edge of technical innovation in the manufacturing of SMT and PTH assemblies, backplane assemblies, and printed circuit boards. We selectively seek orders that require the use of state-of-the-art materials or manufacturing techniques in order to further develop our manufacturing expertise. Current areas of manufacturing process development include reducing circuit widths and hole sizes, establishing new standards for particle contamination and developing new manufacturing processes for the use with new materials and new surface mount connector and component designs.

     Recent developments in the electronics industry have necessitated improvements in the types of laminate used in the manufacture of interconnect products. New laminate materials may contain new chemical formulations to achieve better control of flow, resin systems with high glass transition temperatures, reduced surface imperfections and greatly improved dimensional stability. Future generations of interconnect products will require ultra fine lines, multilayers of much greater complexity and thickness, and extremely small holes in the 4 to 10 mil range. The materials designed to meet these requirements, such as BT epoxy, cyanate esters, polyamide quartz, and Kevlar epoxy, are beginning to appear in the marketplace. Widespread commercial use of these materials will depend upon statistical process control and improved manufacturing procedures to achieve the required yields and quality. In addition, Hadco has developed a material known as Buried

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Capacitance as well as various other microvia processes which are designed to provide improved electrical performance and greater interconnect densities on printed circuit boards.

     We have developed expertise and techniques which we use in the manufacture of circuit boards, backpanels and subsystems. Generally, we rely on common law trade secret protection and on confidentiality agreements with our employees to protect our expertise and techniques. Although we hold several patents, we believe that patents and other intellectual property rights are not of fundamental importance to our business.

SUPPLIER RELATIONSHIPS

     We order materials and components based on purchase orders received and accepted and seek to minimize our inventory of materials or components that are not identified for use in filling specific orders.

     Historically, the majority of raw materials used in Sanmina's manufacture of printed circuit boards and components used in backplane and system assemblies have been readily available. However, recent shortages of electronic components have become increasingly prevalent and have affected the ability of Sanmina and other manufacturers to complete and ship assemblies on a timely basis. Component shortages can force Sanmina to delay shipments to customers, which could harm Sanmina's results of operations for a particular fiscal period and could also expose Sanmina to contractual penalties for failure to complete deliveries as scheduled. Accordingly, component shortages could harm Sanmina's business, financial condition and results of operations.

INTELLECTUAL PROPERTY

     Sanmina holds various United States and foreign patents directed to printed circuit boards and methods of manufacturing printed circuit boards. Although Sanmina seeks to protect certain proprietary technology and other intangible assets through patents and trademark filings, it has relatively few patents and relies primarily on trade secret protection. There can be no assurance that Sanmina will be able to protect its trade secrets or that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to Sanmina's trade secrets. The future success of Sanmina will depend on the continued development of processes and capabilities. Sanmina believes that its accumulated experience with respect to materials and process technology is also important to its operations.

ENVIRONMENTAL CONTROLS

     Proper waste disposal is a major consideration for printed circuit board manufacturers because metals and chemicals are used in the manufacturing process. Water used in the printed circuit board manufacturing process must be treated to remove metal particles and other contaminants before it can be discharged into municipal sanitary sewer systems. In addition, although the electronics assembly process generates significantly less waste water than printed circuit board fabrication, maintenance of environmental controls is also important in the electronics assembly process. Each of our printed circuit board and electronics assembly plants have personnel responsible for monitoring environmental compliance. These individuals report to our director of environmental compliance, who has overall responsibility for environmental matters.

     Each plant operates under effluent discharge permits issued by the appropriate governmental authority. These permits must be renewed periodically and are subject to revocation in the event of violations of environmental laws. There can be no assurance that violations will not occur in the future as a result of human error, equipment failure or other causes. In the event of a future violation of environmental laws, we could be held liable for damages and for the costs of remedial actions and could be also subject to revocation of effluent discharge permits. Any such revocation could require us to cease or limit production at one or more of our facilities, thereby having an adverse impact on our results of operations. We are also subject to environmental laws relating to the storage, use and disposal of chemicals, solid waste and other hazardous materials as well as air quality regulations. Furthermore, environmental laws could become more stringent over time, and the costs of compliance with and penalties associated with violation of more stringent laws could be substantial.

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     In November 1997, we acquired Elexsys, which, by virtue of such acquisition, became our wholly owned subsidiary. Several facilities owned or occupied by Elexsys at the time of the acquisition, or formerly owned or occupied by Elexsys or companies acquired by Elexsys, had either soil contamination or contamination of groundwater underneath or near the facility. Contamination was discovered at Elexsys' Irvine, California facility in 1989 and Elexsys voluntarily installed a groundwater remediation system at the facility in 1994. Additional investigation is being undertaken by other parties in the area at the request of the California Regional Water Quality Control Board. It is unknown whether any additional remediation activities will be required as a result of such investigations or whether any third party will bring claims against us alleging that they have been damaged in any way by the existence of the contamination at the Irvine facility.

     We have been required by the California Department of Toxic Substances Control to undertake investigation of soil and/or groundwater at certain facilities formerly owned or occupied by a predecessor company to Elexsys in Mountain View, California. Depending upon the results of this soil sampling and groundwater testing, we could be ordered to undertake soil and/or groundwater cleanup. To date, we have not been ordered to undertake any soil or groundwater cleanup activities at the Mountain View facilities, and do not believe any such activities should be required. Test results received to date are not sufficient to enable us to determine whether or not such cleanup activities are likely to be mandated. Contamination has also been discovered at other current and former Elexsys facilities and has been reported to the relevant regulatory agencies. No remediation or further investigation of such contamination has been required by regulatory agencies.

     To date, the cost of the various investigations and the cost of operating the remediation system at the Irvine facility have not been material to our financial condition. However, in the event we are required to undertake additional groundwater or soil cleanup, the costs of such cleanup are likely to be substantial. We are currently unable to estimate the amount of such soil and groundwater cleanup costs because no soil or groundwater cleanup has been ordered and we cannot determine from available test results what remediation activities, if any, are likely to be required. We believe, based on the limited information currently available, that the cost of any groundwater or soil clean-up that may be required would not harm our business, financial condition and results of operations. Nevertheless, the process of remediating contaminated soil and groundwater is costly, and if we are required to undertake substantial remediation activities at one or more of the former Elexsys facilities, there can be no assurance that the costs of such activities would not harm our business, financial condition and results of operations.

     Altron was advised in 1993 by Olin Corporation that contamination resulting from activities of prior owners of property owned by Olin Corporation and located close to the Altron manufacturing plant in Wilmington, Massachusetts, had migrated under the Altron plant. Olin has assumed full responsibility for any remediation activities that may be required and has agreed to indemnify and hold Altron harmless from any and all costs, liabilities, fines, penalties, charges and expenses arising from and relating to any action or requirement, whether imposed by statute, ordinance, rule, regulation, order, decree or by general principles of law to remediate, clean up or abate contamination emanating from the Olin site. Although we believe that Olin's assumption of responsibility will result in no remediation cost to Altron from the contamination, there can be no assurance that Altron will not be subject to some costs regarding this matter. We do not anticipate that such costs, if any, will be material to our financial condition or results of operations.

     We have been named as a potentially responsible party at several contaminated disposal sites as a result of the past disposal of hazardous waste by companies we acquired or their corporate predecessors. While liabilities for such historic disposal activities has not been material to our financial condition to date, there can be no guarantee that past disposal activities will not result in material liability to us in the future.

     Hadco, which we acquired in June 2000, has several facilities that have soil and/or groundwater contamination. These matters are described in greater detail under "Factors Affecting Operating Results." We believe, based on the limited information currently available, that the cost of any groundwater or soil clean-up that may be required at these facilities would not materially harm our business, financial condition and results of operations. Nevertheless, the process of remediating contaminated soil and groundwater is costly, and there

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can be no assurance that the costs of such activities would not harm our business, financial condition and results of operations.

BACKLOG

     Our backlog was approximately $688 million at October 2, 1999, and approximately $435 million at September 30, 1998. Backlog consists of purchase orders we received, including, in certain instances, forecast requirements released for production under customer contracts. Cancellation and postponement charges generally vary depending upon the time of cancellation or postponement, and a certain portion of our backlog may be subject to cancellation or postponement without significant penalty. Typically, a substantial portion of our backlog is scheduled for delivery within the next six months.

COMPETITION

     Significant competitive factors in the market for advanced backplane assemblies and printed circuit boards include product quality, responsiveness to customers, manufacturing and engineering skills, and price. We believe that competition in the market sectors we serve is based more on product quality and responsive customer service and support than on price, in part because the cost of interconnect products we manufacture is usually low relative to the total cost of the equipment for which they are components, and in part because of the greater importance of product reliability and prompt delivery to our customers. We believe that our primary competitive strengths are our ability to provide an end to end total EMS solution which includes responsive, flexible, short lead-time manufacturing services, our engineering and manufacturing expertise and our customer service support.

     We face intense competition from a number of established competitors in our various product markets. Certain of our competitors have greater financial and manufacturing resources than we do, including significantly greater surface mount assembly capacity. During periods of recession in the electronic industry, our competitive advantages in the areas of quick-turnaround manufacturing and responsive customer service may be of reduced importance to electronics OEMs, who may become more price sensitive. In addition, captive interconnect product manufacturers may seek orders in the open market to fill excess capacity, thereby increasing price competition. Although we generally do not pursue high-volume, highly price sensitive interconnect product business, we may be at a competitive disadvantage with respect to price when compared to manufacturers with lower cost structures, particularly those manufacturers with more extensive offshore facilities where labor and other costs are lower.

EMPLOYEES

     As of July 2, 2000, we had approximately 23,000 full-time employees, including approximately 22,500 in manufacturing and engineering, approximately 250 in marketing and sales and approximately 250 in general administration and finance. None of our U.S. employees are represented by a labor union and we have never experienced a work stoppage or strike. We believe our relationship with our employees is good.

FACILITIES

     Our principal facilities comprise an aggregate of approximately 4.3 million square feet. Except for our 72,000 square foot Manchester, New Hampshire facility, the 160,000 square foot facility occupied by Sanmina Cable Systems in Carrollton, Texas, a 70,000 square foot facility located in Nashua, New Hampshire, a 200,000 square foot facility located in Wilmington, Massachusetts, a 104,000 square foot facility located in Woburn, Massachusetts, a 44,200 square foot facility located in Irvine, California, a 197,600 square foot facility located in Kenosha, Wisconsin, a 105,000 square foot facility located in Guntersville, Alabama, a 52,000 square foot facility located in Dublin, Ireland, a 292,000 square foot facility in Owego, New York, a 275,000 square foot facility in Phoenix, Arizona, a 200,000 square foot facility in Derry, New Hampshire and a 67,000 square foot facility in Hudson, New Hampshire all of the facilities are leased, and the leases for these facilities expire between 2000 and 2007. The leases generally may be extended at our option. We have 17 principal facilities located in the greater San Jose, California area, with other facilities located in Southern

California, Plano, Texas, Richardson, Texas, Manchester, New Hampshire, the greater Boston, Massachusetts area, Guntersville, Alabama, Durham, North Carolina, Wilmington and Woburn, Massachusetts, the greater Chicago area, Calgary, Canada, Toronto, Canada, Dublin, Ireland, Kuching, Malaysia, Shenzhen, Peoples Republic of China, Sweden and Finland.

     In November 1998, we entered into a lease with an option to purchase a 330,000 square foot campus facility located in San Jose, California. The facility consists of four buildings on a single site. We consolidated our corporate headquarters and some of our San Jose area assembly operations at this facility. As of July 2, 2000, these buildings were fully occupied. We believe that our facilities are adequate to meet our reasonably foreseeable requirements for at least the next two years. We continually evaluate our expected future facilities requirements.

LEGAL PROCEEDINGS

     Sanmina and certain of its subsidiaries, Hadco, Elexsys and Altron, are involved in various administrative proceedings related to environmental matters. These matters are described in greater detail under "Factors Affecting Operating Results." Although Sanmina could incur significant costs relating to these matters, Sanmina believes, on the limited information currently available, that the cost of any groundwater or soil clean-up that may be required at these facilities would not materially harm our business, financial condition and results of operations.

     From time to time, Sanmina is a party to litigation which arises in the ordinary course of business. Sanmina believes that the resolution of this litigation will not materially harm Sanmina's business, financial condition or results of operations.

                            SELECTED FINANCIAL DATA

     The following selected historical financial information of Sanmina, combined with Hadco and Essex on a pooling of interests basis, has been derived from the historical consolidated financial statements and should be read in conjunction with the consolidated financial statements and the notes included therein.

                    FIVE YEAR SELECTED FINANCIAL HIGHLIGHTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

                                                       FISCAL YEAR ENDED
                                ----------------------------------------------------------------
                                   1999          1998          1997          1996         1995
                                ----------    ----------    ----------    ----------    --------
Net sales.....................  $2,393,983    $1,941,454    $1,522,811    $1,006,302    $762,900
Operating income..............     211,113       109,021        91,127       139,248      91,926
Income before provision for
  income taxes................     188,063        87,529        81,170       138,913      34,888
Gain from exchange of
  convertible subordinated
  debentures..................          --            --            --            --       1,833
Net income....................  $  118,267    $   33,198    $   15,870    $   88,334    $ 59,455
                                ==========    ==========    ==========    ==========    ========
Basic net income per share....  $     0.86    $     0.27    $     0.14    $     0.80    $   0.56
                                ==========    ==========    ==========    ==========    ========
Diluted net income per
  share.......................  $     0.82    $     0.26    $     0.13    $     0.71    $   0.50
                                ==========    ==========    ==========    ==========    ========
Shares used in computing
  diluted per share amount....     144,536       126,704       120,819       128,635     125,097

CONSOLIDATED BALANCE SHEET DATA:

                                                          AS OF YEAR END
                                  --------------------------------------------------------------
                                     1999          1998          1997         1996        1995
                                  ----------    ----------    ----------    --------    --------
Cash and cash equivalents.......  $  148,754    $   96,425    $   68,911    $197,831    $187,469
Net working capital.............     742,350       412,409       314,172     277,463     244,209
Total assets....................   2,007,441     1,472,509     1,087,975     702,047     545,856
Convertible subordinate debt....     355,259         5,767        98,250          --          --
Long-term debt..................     303,297       396,327       116,637     126,154     118,872
Stockholders' equity............     864,094       688,397       546,625     381,206     271,441

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

                              SANMINA CORPORATION

OVERVIEW

     Sanmina Corporation ("Sanmina") was incorporated in Delaware in May 1989 to acquire its predecessor company which had been in the printed circuit board and backplane business since 1980. Sanmina is an independent provider of customized integrated electronic manufacturing services ("EMS"), including turnkey electronic assembly and manufacturing management services, to original equipment manufacturers ("OEM") in the electronics industry. Sanmina's electronics manufacturing services consist primarily of the manufacture of complex printed circuit board assemblies using surface mount ("SMT") and pin-through hole ("PTH") interconnection technologies, the manufacture of custom designed backplane assemblies, fabrication of complex multi-layered printed circuit boards, electronic enclosure systems and testing and assembly of completed systems. In addition to assembly, turnkey manufacturing management also involves procurement and materials management, as well as consultation on printed circuit board design and manufacturing. Sanmina, through its Sanmina Texas, L.P. subsidiary, previously known as Sanmina Cable Systems (formerly known as Golden Eagle Systems), also manufactures custom cable and wire harness assemblies for electronic industry OEMs. In addition, as part of the Elexsys International ("Elexsys") acquisition completed in November 1997, Sanmina acquired and currently operates a metal stamping and plating business.

     Sanmina's assembly plants are located in Northern California, Richardson, Texas, Manchester, New Hampshire, Durham, North Carolina, Guntersville, Alabama, and Dublin, Ireland. Sanmina's printed circuit board fabrication facilities are located in Northern California, Southern California, and Nashua, New Hampshire. Sanmina Cable System's manufacturing facility is located in Carrollton, Texas. As a result of Sanmina's November 1998 acquisition of Altron Incorporated ("Altron"), Sanmina has added new fabrication and assembly plants in the Boston, Massachusetts area, Northern California, and Plano, Texas. In addition, as a result of Sanmina's acquisition of Telo Electronics Incorporated ("Telo") and Manu-Tronics, Inc. ("Manu-Tronics"), Sanmina has added new assembly plants in San Jose, California and in the greater Chicago area. As part of Sanmina's agreement to acquire certain assembly operations of Nortel Networks Corporation, Sanmina added an assembly plant in Calgary, Alberta, Canada on October 1, 1999. In addition, Sanmina also added an assembly plant in Chateaudun, France in November 1999. As part of Sanmina's acquisition of Devtek Electronics Packaging Systems Division on October 5, 1999, Sanmina added an enclosure facility in Toronto, Ontario, Canada. Sanmina acquired Essex AB on June 1, 2000 (see below) which added engineering design, printed circuit board assembly, system integration and test capabilities and facilities in Sweden and Finland. As a result of the acquisition of Hadco Corporation, which was completed in June 2000, Sanmina added printed circuit board fabrication facilities in Santa Clara and San Jose, California, Owego, New York, Phoenix, Arizona, Derry, Hew Hampshire, Kuching, Malaysia and Hudson, New Hampshire; quick turn printed circuit board manufacturing facilities in Haverhill, Massachusetts, Watsonville, California and Austin, Texas; backplane and system assembly facilities in Salem, New Hampshire and San Jose, California; design and engineering operations in Salem, New Hampshire, Santa Clara, California and Limerick, Ireland.

     On June 1, 2000, Sanmina acquired Essex AB ("Essex"), an EMS company with operations in Sweden and Finland. The transaction was structured as a stock for stock exchange and was accounted for as a pooling of interests. Under the terms of the agreement, each share of Essex common stock was converted into approximately 10.2 shares of Sanmina common stock. Approximately 2.0 million shares of Sanmina common stock were issued to acquire Essex. On June 23, 2000, Sanmina completed its acquisition of Hadco Corporation, a major manufacturer of advanced electronic interconnect products. This acquisition was accounted for as a pooling of interests. Accordingly, each outstanding share of Hadco common stock was converted into 1.4 shares of Sanmina common stock. Approximately 19.6 million shares of common stock were issued to acquire Hadco.

     As a result of the acquisitions of Essex and Hadco, Sanmina's historical financial statements have been restated retroactively to include the financial results of Essex and Hadco. Essex's results of operations for the years ended December 31, 1999, 1998 and 1997 and Hadco's results of operations for the years ended October 30, 1999, October 31, 1998 and October 25, 1997 have been combined with Sanmina's results of operations for the years ended October 2, 1999 and September 30, 1998 and 1997, respectively. In addition, Essex's balance sheets as of December 31, 1999 and 1998 and Hadco's balance sheets as of October 30, 1999 and October 31, 1998 have been combined with Sanmina's balance sheets as of October 2, 1999 and September 30, 1998, respectively. The fiscal years for Essex and Hadco changed to coincide with Sanmina's beginning in fiscal 2000. The restated financial information includes certain adjustments to eliminate the net sales between the combining companies and certain reclassifications to conform to Sanmina's financial statement presentation. No adjustments were necessary to conform the accounting policies of the combining companies.

     In June 2000, Sanmina completed a cash purchase of Interworks Computer Products, Inc., a leading designer and manufacturer of standard and custom modular subsystems. In July 2000, Sanmina acquired an EMS operation in the Shenzhen region of the People's Republic of China. In August 2000, Sanmina acquired a design and engineering group from Nortel Networks. Also in August 2000, Sanmina announced an agreement to acquire the San Jose, California system integration and fulfillment operation of Lucent Technologies.

     Sanmina has pursued, and intends to continue to pursue, business acquisition opportunities, particularly when these opportunities have the potential to enable Sanmina to increase its net sales while maintaining operating margins, to access new geographic markets, to implement Sanmina's vertical integration strategy and/or to obtain access to new customers, geographic regions and facilities and equipment on terms more favorable than those generally available in the market. In particular, Sanmina expects that it will continue to pursue opportunities to acquire assembly operations being divested by electronics industry OEMs.

     This report contains forward-looking statements within the meaning of
Section 72A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual events and/or future results of operations may differ materially from those contemplated by such forward-looking statements, as a result of the factors described herein, and in the documents incorporated herein by reference, including, in particular, those factors described under "Factors Affecting Operating Results."

RESULTS OF OPERATIONS

FISCAL YEARS ENDED OCTOBER 2, 1999, SEPTEMBER 30, 1998 AND 1997

     The following table sets forth, for the periods indicated, certain statements of operations data expressed as a percentage of net sales.

                                                                          YEAR ENDED
                                                         --------------------------------------------
                                                         OCTOBER 2,    SEPTEMBER 30,    SEPTEMBER 30,
                                                            1999           1998             1997
                                                         ----------    -------------    -------------
Net sales..............................................    100.0%          100.0%           100.0%
Cost of sales..........................................     82.6            82.6             79.6
                                                           -----           -----            -----
  Gross profit.........................................     17.4            17.4             20.4
                                                           -----           -----            -----
Operating expenses:
  Selling, general and administrative..................      6.5             7.3              8.2
  Amortization of goodwill and intangibles.............      0.7             0.7              0.5
  Restructuring, plant closing and other non-recurring
     charges...........................................      0.7             0.2              0.6
  Write-off of acquired in-process research and
     development.......................................       --             3.2              5.1
  Write down of long-lived assets......................      0.5             0.1               --
  Merger costs.........................................      0.2             0.2               --
                                                           -----           -----            -----
Total operating expenses...............................      8.6            11.7             14.4
                                                           -----           -----            -----
Operating income.......................................      8.8             5.7              6.0
Other income (expenses), net...........................     (1.0)           (1.1)            (0.7)
                                                           -----           -----            -----
Income before provision for income taxes...............      7.8             4.6              5.3
Provision for income taxes.............................     (2.9)           (2.8)            (4.3)
                                                           -----           -----            -----
Net income.............................................      4.9%            1.8%             1.0%
                                                           =====           =====            =====

     Net Sales. Net sales in fiscal 1999 increased 23.3% to $ 2,394.0 million from $1,941.5 million in fiscal 1998, which was an increase of 27.5% from fiscal 1997 sales of $1,522.8 million. The increase in net sales for fiscal 1999 was due primarily to increased shipments of EMS assemblies to both existing and new customers obtained both through acquisitions and internal growth. The increase in net sales for fiscal 1998 was the result of increased volumes of business from established customers, the addition of several new major customers during the year and the addition of customers resulting from acquisitions completed during the year. Sanmina's printed circuit board fabrication operations focused increasingly on manufacturing printed circuit boards used in EMS assemblies manufactured by Sanmina. Growth in EMS assembly revenues during these periods was influenced by the electronics industry trend towards outsourcing, expansion of Sanmina's operations, both through acquisitions and Sanmina-originated expansions, and a generally positive economic environment in the communications, medical and industrial instrumentation, and computer sectors of the electronics industry. These industry sectors continued to experience overall growth during these periods.

     Gross Margin. Gross margin was 17.4%, 17.4% and 20.4% in fiscal 1999, 1998, and 1997, respectively. Sanmina expects gross margins to continue to fluctuate based on product and customer mix. Gross margin was unchanged between 1999 and 1998. The 1999 fiscal year gross margin reflects charges related to the write down of obsolete inventory and other manufacturing related assets. The 1999 gross margin also reflects an offsetting increase to the gross margin resulting from improved mix and capacity utilization from printed circuit boards and assembly operations from acquired companies. The decrease in margins between 1998 and 1997 was a result of component pricing and capacity utilization which was offset due to increases in gross margins for fiscal 1998 due to Sanmina's ability to realize synergies associated with the Elexsys acquisition. As the integration of these operations is complete, Sanmina does not anticipate achieving incremental gross margin improvements in future periods as a result of Elexsys synergies achieved in connection with this acquisition. Due to increased competition, product and customer mix, and pricing structures negotiated in

OEM divestiture transactions, including the recent Nortel Networks transactions and possible future transactions, Sanmina may experience decreases in gross margins.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for fiscal 1999, 1998, and 1997 were $156.3 million, $
141.1 million, and $124.9 million, respectively. The percentage decreases in selling, general and administrative expenses for fiscal 1999 and 1998 were due to Sanmina's ability to grow sales while maintaining or reducing operating expenses as a percentage of net sales. The absolute dollar increases in selling, general and administrative expenses were primarily the result of increased expenditures to support higher sales volume.

     Amortization of Goodwill and Intangibles. Sanmina incurred $15.8 million, $13.1 million, and $7.5 million in amortization expense for fiscal years 1999, 1998, and 1997, respectively. These amortization expenses reflect the amortization of intangibles and goodwill related to those acquisitions which were accounted for as purchase transactions.

     Restructuring, plant closing and other non-recurring charges. Restructuring, plant closing and other non-recurring charges for fiscal 1999, 1998 and 1997 were $16.9 million, $4.5 million and $8.9 million, respectively. Restructuring, plant closing and other non-recurring charges of $16.9 million are a result of Sanmina's acquisitions in the first quarter of fiscal 1999 and Sanmina's relocation to a new campus facility. Sanmina closed certain manufacturing plants in Fremont, California and Woburn, Massachusetts and merged the operations from these facilities into existing manufacturing facilities within the same regions. These closures were made to eliminate duplicate facilities and other costs resulting from the acquisition of Altron. Concurrent with the plant closures, Sanmina reduced its workforce in the same regions by approximately 50 people. Plant closing, relocation and severance costs totaled $12.8 million, of which $2.0 million was unpaid as of fiscal year end 1999. In conjunction with the closure of manufacturing facilities and Sanmina's relocation to its new campus facility in fiscal 2000, other non-recurring costs include payments required under lease contracts (less any applicable sublease income) after the properties are abandoned, any applicable lease buyout costs, restoration costs associated with certain lease arrangements and the costs to maintain facilities during the period after abandonment. Asset related write-offs consist of excess equipment and leasehold improvements to facilities that were abandoned and whose estimated fair market value is zero. Sanmina's move to the new campus facility commenced in fiscal 1999 and was completed in the second quarter of fiscal 2000. Noncancelable lease payments on vacated facilities will be paid out through most of fiscal 2000. Sanmina also discontinued the use of enterprise-wide software and hardware used internally by the acquired companies, as these were no longer required post acquisition. The closing of the plants discussed above, and the costs related to the integration of information systems and hardware, were all incurred in fiscal 1999. Total other non-recurring charges totaled $4.1 million.

     In fiscal 1998, Hadco incurred restructuring, plant closing, and other non-recurring charges of approximately $4.5 million. The charges were a result of the consolidation of several manufacturing facilities, and consisted of $2.0 million related to the loss on abandoned assets, $1.2 million as a result of an approximate 3% reduction in workforce and $1.3 million related to lease termination costs on abandoned facilities.

     In fiscal 1997, Sanmina incurred charges related to plant closings and other non-recurring charges of $8.9 million. The charges were a result of the change in strategy to become a value added electronics manufacturer and the planned closures of duplicate facilities resulting from the acquisition of Elexsys. The $8.9 million charge consisted primarily of the costs associated with remaining lease commitments on abandoned facilities and write off of certain property, plant, and equipment that were abandoned.

     Write-off of acquired in-process R&D. On January 10, 1997, Hadco acquired Zycon. Hadco added facilities for multilayer printed circuits and backplane and system assemblies in the Silicon Valley area, a quick-turn prototype and design facility in Massachusetts, and a newly constructed facility for volume production of printed circuits in Malaysia. Hadco acquired Zycon for approximately $212.5 million (including acquisition costs) and recorded the acquisition under the purchase method of accounting. As a result, a purchase price premium of approximately $182.0 million was recorded on the transaction. A significant portion of the purchase price was identified in an independent appraisal, using proven valuation procedures and techniques, as intangible assets. These intangible assets included approximately $78.0 million for acquired in-process research and development ("in-process R&D") for projects that did not have future alternative uses. This allocation represents the estimated fair market value based on risk-adjusted cash flows related to the in-process R&D projects. At the date of acquisition, the development of these projects had not yet reached technological feasibility, and the in-process R&D had no alternative future uses. Accordingly, these costs were written off in fiscal 1997. The remaining premium of approximately $104.0 million was allocated to identifiable intangibles and goodwill. The acquisition was financed with borrowings under a credit facility, plus existing cash and equivalents.

     On March 20, 1998, Hadco acquired Continental, further broadening Hadco's product and service capabilities. The acquisition added a facility for volume production of multilayer printed circuits in Phoenix, Arizona, a quick-turn prototype facility in Austin, Texas, a flexible printed circuit facility in California (which was sold on April 30, 1999) and printed circuit engineering and design sites in California, Texas and Colorado. Hadco acquired Continental for approximately $190.2 million (including acquisition costs) and recorded the acquisition under the purchase method of accounting. As a result, a purchase price premium of $165.0 million was recorded on the transaction. A significant portion of the purchase price was identified in an independent appraisal, using proven valuation procedures and techniques, as intangible assets. These intangible assets included approximately $63.1 million for in-process R&D for projects that did not have future alternative uses. This allocation represents the estimated fair market value based on risk-adjusted cash flows related to the in-process R&D projects. At the date of acquisition, the development of these projects had not yet reached technological feasibility, and the in-process R&D had no alternative future uses. Accordingly, these costs were written off in fiscal 1998. The remaining premium of $101.9 million was allocated to identifiable intangibles and goodwill. The acquisition was financed from borrowings under a credit facility. Write-offs attributable to acquired in-process R&D for fiscal 1998 and 1997 were $63.1 million acquired from Contintental and $78.0 million from Zycon, respectively. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the in-process R&D projects. At the date of each acquisition, the development of these projects had not yet reached technological feasibility, and the in-process R&D had no alternative future uses. Accordingly, these costs were expensed as of the respective acquisition date.

     Write Down of Long-Lived Assets. Sanmina continually evaluates whether long-lived assets have been impaired in value. This process includes evaluating whether projected results of operations of acquired businesses would support the carrying value of related assets including the future amortization of the remaining unamortized balance of goodwill. In the first quarter of fiscal 1999, such evaluation with respect to the acquisition of Pragmatech, Incorporated ("Pragmatech"), indicated the fair value of assets related to Pragmatech were less than the carrying value of the Pragmatech assets. Accordingly, in the first quarter of fiscal 1999, Sanmina recorded an adjustment to write down the remaining $11.4 million of unamortized goodwill arising from the acquisition. The fair value of Pragmatech at the acquisition date was based on the estimated future cash flows to be generated from the assets based on reasonable and supportable assumptions. Financial projections prepared at the time of the acquisition of Pragmatech reflected Sanmina's belief that Sanmina would continue to provide electronics manufacturing services to existing Pragmatech customers and would grow the Pragmatech business at Pragmatech's existing facilities. However, the existing Pragmatech customer relationships could not be restructured to conform to Sanmina's pricing and revenue models, and as a result, the relationships with the former Pragmatech customers have terminated. In addition, Sanmina closed several of the former Pragmatech facilities in fiscal 1998. As a result of these operational factors, Sanmina's analysis of projected revenues, results of operations, and cash flows attributable to the few remaining Pragmatech customers did not support the carrying value of Pragmatech assets, including the unamortized goodwill. During 1998, Sanmina incurred a charge of approximately $2.5 million, which represents the write down of existing assets to their net realizable value.

     Merger costs. Merger costs of $5.5 million in 1999 consisted of fees for investment bankers, attorneys, accountants, and other direct merger related expenses, all of which have been paid in fiscal 1999 and relate to those acquisitions that were accounted for using the pooling of interests method. In 1998, Sanmina recorded a charge of $3.9 million related to the acquisition of Elexsys.

     Other Income and Expense, net. In fiscal 1999, net other expense was $23.1 million as compared to net other expense of $21.5 million and $10.0 million in 1998 and 1997, respectively. The components of other income and expense are primarily interest expense on borrowings and convertible subordinated notes and interest income on cash balances and short-term investments. For fiscal 1999, the increase in net other expense was largely due to interest expense on outstanding debt related to the acquisition of Continental and Zycon. In 1998, $86.3 million of outstanding convertible subordinated notes, issued by Sanmina in August 1995, were converted into common stock as a result of a redemption call for such notes issued by Sanmina. Other income and expense, net was higher in 1998 compared to 1997 primarily due to interest incurred related to the acquisition of Zycon and Continental.

     Provision for Income Taxes. For fiscal 1999, 1998, and 1997, Sanmina's effective tax rate was 37.1%, 62.1%, and 80.4%, respectively. The rates for 1998 and 1997 include the non-deductible effects of the write-off of acquired in-process R&D. The effective rate was also increased by amortization of goodwill and intangibles, which is not tax deductible, and was offset by the tax benefit of Sanmina's foreign sales corporation and various state investment tax credits. For fiscal 1999, the rate decreased as utilization of net operating loss carryforwards of Elexsys were recognized and the write off of acquired in process R&D mentioned above related to 1998 and 1997 only. Also, the lower rate in fiscal 1998 represents the benefit of foreign operations and acquired companies taxed at a reduced rate.

LIQUIDITY AND CAPITAL RESOURCES

     Sanmina generated cash from operating activities of $261.6 million, $161.1 million, and $128.8 million in fiscal years 1999, 1998, 1997, respectively. These increases in cash generated from operations each year were primarily due to Sanmina's increase in profitability.

     Cash used for investing activities included net purchases of short-term investments during fiscal 1999, 1998, and 1997 of $418.4 million, $101.2 million, and $138.4 million, respectively. For fiscal 1999, Sanmina paid approximately $ 607.1 million for short-term and long-term investments as well as capital equipment. Additionally, Sanmina paid approximately $75.1 million in cash for acquired business. These payments were offset by $194.2 million in maturities of short-term investments.

     Investing activities during 1998 included payments of approximately $250.3 million for short-term investments and capital equipment. Additionally, Sanmina paid approximately $198.2 million in cash paid for acquired businesses. These payments were partially offset by $106.6 million in maturities of short-term investments as well as proceeds of $2.6 million from the sale of assets.

     During fiscal 1997, cash used in investing activities included payments of approximately $277.6 million for short-term investments and equipment. Sanmina also paid approximately $228.5 million for acquired businesses. These payments were partially offset by $149.6 in maturities of short-term investments as well as proceeds of $3.1 million from the sale of assets.

     Net cash provided by financing activities for fiscal 1999 of $278.4 million primarily consisted of $340.7 million in net proceeds from the issuance of convertible subordinated notes. The issuance proceeds were partly offset by $24.0 million in payments for long-term liabilities and $77.8 million in payments for usage of line of credits by the Sanmina's subsidiaries. Proceeds from the sale of common stock were $39.5 million in fiscal 1999. In addition, in February 2000, Sanmina completed an offering of 9.55 million shares of common stock which resulted in aggregate gross proceeds of $563.5 million.

     In 1998 cash provided by financing activities was $205.7 million which was largely a result of the issuance of $200.9 million of 9 1/2% Senior Subordinated Notes due 2008 ("9 1/2% Notes"). In fiscal 1998, Sanmina paid approximately $7.5 million on a line of credit and $5.7 million for long-term liabilities. Proceeds from exercise of stock options and stock purchase rights were $17.8 million. In August 1998, Sanmina called for redemption of an aggregate principal amount of $86.3 million in convertible subordinated notes which were originally issued in August 1995. The notes were converted to Sanmina common stock at a price of $7.05 per share, or 141.84 shares of Sanmina's Common Stock per $1,000 principal amount of Notes. Cash was paid in lieu of fractional shares.

     Cash provided by financing activities was $205.2 million in fiscal 1997. Financing activities in fiscal 1997 consisted primarily of receipt of proceeds from the exercise of stock options and stock purchase rights in the amount of $142.4 million. The balance is attributable to the proceeds from the issuance of notes payable in the amount of $68.2 million which is offset by payments of other long term liabilities and the line of credit in the amount of $5.4 million.

     Sanmina's future needs for financial resources include increases in working capital to support anticipated sales growth and investment in manufacturing facilities and equipment. Working capital was $742.4 million at October 2, 1999. Sanmina has evaluated and will continue to evaluate possible business acquisitions. In this regard, Sanmina anticipates incurring additional expenditures during fiscal 2000 in connection with the integrations of its recently acquired businesses and expenditures associated with the anticipated growth.

     Sanmina has entered into an operating lease agreement for new facilities in San Jose, California, where it will establish its corporate headquarters and certain of its assembly operations. In connection with these transactions, Sanmina pledged $52.9 million of its cash and investments as collateral for certain obligations of the lease.

     In July 2000, Sanmina initiated an offer to purchase the 9 1/2% Notes. The offer to redeem was required by the terms of the Indenture under which the 9 1/2% Notes were issued as a result of a change in control provision when Sanmina acquired Hadco. The redemption was at 101% of the principal amount of the 9 1/2% Notes. On August 24, 2000, Sanmina redeemed 187.9 million of the outstanding 9 1/2% Notes. The redemption premium and deferred debt costs related to the 9 1/2% Notes will be expensed by Sanmina in the fourth quarter of fiscal 2000. These costs are expected to be approximately $8.0 million. All 9 1/2% Notes not redeemed as part of the offer will remain outstanding. Sanmina may elect to purchase the remaining outstanding notes through the open market or negotiated transactions, additional tenders, or exchange offers.

     Sanmina believes that its capital resources, together with cash generated from operations, will be sufficient to meet its working capital and capital expenditure requirements through at least the next twelve months. Sanmina may seek to raise additional capital through the issuance of either debt or equity securities. Debt financing may require Sanmina to pledge assets as collateral and comply with financial ratios and covenants. Equity financing may result in dilution to stockholders.

EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS

     Recent Accounting Pronouncements -- Effective in the first quarter of fiscal 1999, Sanmina adopted the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for internal use." SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use and for determining when specific costs should be capitalized and when they should be expensed. The impact of adopting SOP 98-1 was not significant to Sanmina's financial position, results of operations or cash flows.

     In June 1999, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," which amends SFAS No. 133 to be effective for all fiscal years beginning after June 15, 2000. The statement establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Sanmina expects that the adoption of SFAS No. 137 will not have a material impact on its financial position, results of operations or cash flows. Sanmina will adopt SFAS No. 133 in the first quarter of fiscal 2001.

     In December 1999, the Securities and Exchange Commission issued SAB No. 101, "Revenue Recognition in Financial Statements," which will be effective for Sanmina in the fourth quarter of fiscal 2001. Sanmina is currently analyzing this statement and management does not expect the adoption of this statement to have a material effect on its results of operations or cash flows.

     In March 2000, the FASB issued Financial Standards Board Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation -- an Interpretation of APB Opinion No. 25" ("FIN No. 44"). FIN No. 44 addresses the application of APB No. 25 to clarify, among other issues, (a) the definition of employee for purposes of applying APB No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN No. 44 is effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent FIN No. 44 covers events occurring during the period after applying the interpretation, the events will be recognized on a prospective basis from July 1, 2000. Sanmina is currently evaluating FIN No. 44 and does not expect that it will have a material effect on its financial position or results of operations.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

INTEREST RATE RISK

     Sanmina's exposure to market risk for changes in interest rates relates primarily to Sanmina's investment portfolio. Currently, Sanmina does not use derivative financial instruments in its investment portfolio. Sanmina invests in high credit quality issuers and, by policy, limits the amount of principal exposure to any one issuer. As stated in Sanmina's policy, Sanmina seeks to ensure the safety and preservation of its invested principal funds by limiting default and market risk.

     Sanmina seeks to mitigate default risk by investing in high-credit quality securities and by positioning its investment portfolio to respond to a significant reduction in a credit rating of any investment issuer, guarantor or depository. Sanmina seeks to mitigate market risk by limiting the principal and investment term of funds held with any one issuer and by investing funds in marketable securities with active secondary or resale markets.

     The table below presents carrying amounts and related average interest rates by year of maturity for Sanmina's investment portfolio as of October 2, 1999 (in thousands):

                                                          YEAR ENDED
                              -------------------------------------------------------------------
                                2000      2001     2002   2003     2004     THEREAFTER    TOTAL
                              --------   -------   ----   -----   -------   ----------   --------
                                                        (IN THOUSANDS)
Cash equivalents,
  short-term, and long-term
  investments...............  $452,396   $11,670     --   $ 937   $52,850     $2,414     $520,267
Average interest rate.......       5.1%      5.7%    --     7.6%      5.2%       5.9%         5.1%

FOREIGN CURRENCY EXCHANGE RISK

     Sanmina transacts business in foreign countries. Sanmina's primary foreign currency cash flows are in certain European countries, Canada and Asia. Currently, Sanmina does not employ a foreign currency hedge program with respect to transactions and expenditures originating in these or any other foreign countries. Sanmina believes that its foreign currency exchange risk is immaterial.

                      FACTORS AFFECTING OPERATING RESULTS

     A holder of securities issued by Sanmina should be aware of various risks, including those described below. The risks set out below are not the only risks we face. If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected. In such case, the trading price of debt and equity securities issued by Sanmina, including Sanmina's common stock, could decline.

     Keep these risk factors in mind when you read "forward-looking" statements elsewhere in this report and in other reports and documents filed by Sanmina with the Securities and Exchange Commission. These are statements that relate to our expectations for future events and time periods. Generally, the words "anticipate," "expect," "intend" and similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements.

     Sanmina is heavily dependent on the electronics industry, and changes in the industry could harm Sanmina's business and operating results. Sanmina's business is heavily dependent on the health of the electronics industry. Sanmina's customers are manufacturers in the communications, industrial and medical instrumentation and high-speed computer systems sectors of the electronics industry. These industry sectors, and the electronics industry as a whole, are subject to rapid technological change and product obsolescence. Sanmina's customers can discontinue or modify products containing components manufactured by Sanmina. Any discontinuance or modification of orders or commitments could harm Sanmina's operating results. The electronics industry is also subject to economic cycles and has in the past experienced, and is likely in the future to experience, recessionary periods. A general recession in the electronics industry could harm Sanmina's business and operating results.

     Sanmina typically does not obtain long-term volume purchase commitments from customers, and cancellations and rescheduling of purchase orders could harm Sanmina's operating results and cause its stock price to decline. Sanmina typically does not obtain long-term volume purchase contracts from its customers. Customer orders may be canceled and volume levels may be changed or delayed. For example, Sanmina experienced certain cancellation and rescheduling of shipment dates of customer orders during the fourth fiscal quarter of 1998. As a result, Sanmina's results of operations for that quarter failed to meet the expectations of stock market analysts, and the price of Sanmina common stock declined. Sanmina cannot assure you that it will be able to replace canceled, delayed or reduced contracts with new business. As a result, future cancellations or rescheduling of orders or commitments could cause Sanmina's operating results to be below expectations, which would likely cause Sanmina's stock price to decline.

     Sanmina's results of operations can be affected by a variety of factors, which could cause Sanmina's operating results to fail to meet expectations and Sanmina's stock price to decline. Sanmina's results of operations have varied and may continue to fluctuate significantly from period to period, including on a quarterly basis. Sanmina's operating results are affected by a number of factors. These factors include:

     - timing of orders from major customers;

     - mix of products ordered by and shipped to major customers, including the mix between backplane assemblies and printed circuit board assemblies;

     - the volume of orders as related to Sanmina's capacity;

     - pricing and other competitive pressures;

     - component shortages, which could cause Sanmina to be unable to meet customer delivery schedules;

     - Sanmina's ability to effectively manage inventory and fixed assets; and

     - Sanmina's ability to time expenditures in anticipation of future sales.

     Sanmina's results can also be significantly influenced by development and introduction of new products by Sanmina's customers. From time to time, Sanmina experiences changes in the volume of sales to each of Sanmina's principal customers, and operating results may be affected on a period-to-period basis by these changes. Sanmina's customers generally require short delivery cycles, and a substantial portion of Sanmina's backlog is typically scheduled for delivery within six months. Quarterly sales and operating results therefore depend in large part on the volume and timing of bookings received during the quarter, which are difficult to forecast. Sanmina's backlog also affects its ability to plan production and inventory levels, which could lead to fluctuations in operating results. In addition, a significant portion of Sanmina's operating expenses are relatively fixed in nature and planned expenditures are based in part on anticipated orders. Any inability to adjust spending quickly enough to compensate for any revenue shortfall may magnify the adverse impact of such revenue shortfall on Sanmina's results of operations. Results of operations in any period should not be considered indicative of the results to be expected for any future period. In addition, fluctuations in operating results may also result in fluctuations in the price of Sanmina common stock.

     Sanmina is dependent on a small number of customers for a large portion of Sanmina's revenues, and declines in sales to major customers could harm Sanmina's operating results. A small number of customers are responsible for a significant portion of Sanmina's net sales. During the first nine months of fiscal year 2000, fiscal year 1999 and fiscal year 1998, sales to Sanmina's ten largest customers accounted for 56%, 49% and 44%, respectively, of Sanmina's net sales. For the first nine months of fiscal 2000, only sales to one customer represented more than 10% of Sanmina's net sales. For fiscal 1999, only sales to Cisco Systems represented more than 10% of Sanmina's net sales. For fiscal 1998, no single customer exceeded 10% of net sales. This customer information gives effect to the restatement of Sanmina's results of operations to reflect the acquisitions of Hadco and Essex.

     Although Sanmina cannot assure you that its principal customers will continue to purchase products and services from Sanmina at current levels, if at all, Sanmina expects to continue to depend upon its principal customers for a significant portion of Sanmina's net sales. Sanmina's customer concentration could increase or decrease, depending on future customer requirements, which will be dependent in large part on market conditions in the electronics industry segments in which Sanmina's customers participate. The loss of one or more major customers or declines in sales to major customers could significantly harm Sanmina's business and operating results and lead to declines in the price of Sanmina common stock.

     Sanmina is subject to risks associated with its strategy of acquisitions, and these risks could harm Sanmina's operating results and cause its stock price to decline. Sanmina has, for the past several fiscal years, pursued a strategy of growth through acquisitions. These acquisitions have involved acquisitions of entire companies, such as the November 1997 acquisition of Elexsys International, Inc., the November 1998 acquisition of Altron, Incorporated, the December 1998 acquisition of Telo Electronics, Inc. the March 1999 acquisition of Manu-Tronics, Inc., the June 2000 acquisition of Essex AB and the June 2000 acquisition of Hadco Corporation.

     In addition, Sanmina has in other instances acquired selected assets, principally equipment, inventory and customer contracts and, in certain cases, facilities or facility leases. Acquisitions of this nature completed by Sanmina include the November 1996 acquisitions of the Guntersville, Alabama operations of Comptronix Corporation and certain assets of the custom manufacturing services division of Lucent Technologies. In October and November 1999, Sanmina acquired the electronics assembly operations of Nortel Networks located in Calgary, Canada and Chateaudun, France. In October 1999, Sanmina also acquired the electronics enclosure systems business of Devtek, located in Toronto, Canada. In March 2000, Sanmina acquired a printed circuit board assembly operation located principally in San Antonio, Texas from Harris Corporation. In March 2000, Sanmina also acquired an electromechanical assembly operation located in Clinton, North Carolina from Alcatel USA. Acquisitions of companies and businesses and expansion of operations involve certain risks, including the following:

     - the potential inability to successfully integrate acquired operations and businesses or to realize anticipated synergies, economies of scale or other value;

     - diversion of management's attention;

     - difficulties in scaling up production at new sites and coordinating management of operations at new sites;

     - the possible need to restructure, modify or terminate customer relationships of the acquired company; and

     - loss of key employees of acquired operations.

     Accordingly, Sanmina may experience problems in integrating the recently acquired operations or operations associated with any future acquisition. Sanmina therefore cannot assure you that any recent or future acquisition will result in a positive contribution to Sanmina's results of operations. Furthermore, Sanmina can not assure you that Sanmina will realize value from any acquisition which equals or exceeds the consideration paid. In particular, the successful combination of Sanmina and any businesses Sanmina acquires in the future will require substantial effort from each company, including the integration and coordination of sales and marketing efforts. The diversion of the attention of management and any difficulties encountered in the transition process, including, the interruption of, or a loss of momentum in, the activities of any future acquisition, problems associated with integration of management information and reporting systems, and delays in implementation of consolidation plans, could harm Sanmina's ability to realize the anticipated benefits of any future acquisition. Any failure of Sanmina to realize the anticipated benefits of its acquisitions could harm Sanmina's business and operating results, and could cause the price of its common stock to decline. In addition, future acquisitions may result in dilutive issuances of equity securities, the incurrence of additional debt, large one-time write-offs and the creation of goodwill or other intangible assets that could result in amortization expense. These factors could harm Sanmina's business and operating results and cause the price of Sanmina's common stock to decline.

     In addition, Sanmina has pursued and expects to continue to pursue opportunities to acquire assembly operations being divested by electronics industry OEMs. Sanmina expects that competition for these opportunities among electronics manufacturing services firms will be intense as these transactions typically enable the acquiror to enter into long-term supply arrangements with the divesting OEM. Accordingly, Sanmina's future results of operations could be harmed if it is not successful in attracting a significant portion of the OEM divestiture transactions Sanmina pursues. In addition, due to the large scale and long-term nature of supply arrangements typically entered into in OEM divestiture transactions and because cost reductions are generally a major reason why the OEM is divesting operations, pricing of manufacturing services may be less favorable to the manufacturer than in standard contractual relationships. For example, Sanmina experienced declines in gross margins in the first quarter of fiscal 2000 due to Sanmina's increase in sales to Nortel under Sanmina's supply agreement relating to the operations it acquired. As Sanmina enters into new OEM divestiture transactions, Sanmina may experience further erosion in gross margins.

     Sanmina may experience component shortages, which would cause Sanmina to delay shipments to customers, resulting in potential declines in revenues and operating results. Recently, a number of components purchased by Sanmina and incorporated into assemblies and subassemblies it produces has been the subject of shortages. These components include application-specific integrated circuits, capacitors and connectors. Unanticipated component shortages caused Sanmina to be unable to make certain scheduled shipments to customers in the first nine months of fiscal 2000 and may do so in the future. The inability to make scheduled shipments in the future could cause Sanmina to experience a shortfall in revenues. Sanmina could also experience negative customer goodwill due to the delay in shipment. Component shortages may also increase Sanmina's cost of goods due to premium charges it must pay to purchase components in short supply and due to changes in the mix of assemblies shipped to customers. For example, shortages in certain components negatively affected Sanmina's operating results and contributed to an increase in inventory levels during the first [nine] months of fiscal 2000. Accordingly, component shortages could harm Sanmina's operating results for a particular fiscal period due to the resulting revenue shortfall or cost increases and could also damage customer relationships over a longer-term period.

     Sanmina is subject to competition and technological change, and its business may be harmed by competitive pressures and failure to adapt to technological changes. The electronic interconnect industry is highly fragmented and characterized by intense competition. Sanmina competes in the technologically advanced segment of the interconnect market, which is also highly competitive but is much less fragmented than the industry as a whole. Sanmina's competitors consist primarily of larger manufacturers of interconnect products, and some of these competitors have greater manufacturing and financial resources than Sanmina as well as greater surface mount assembly capacity. As a participant in the interconnect industry, Sanmina must continually develop improved manufacturing processes to accommodate its customers' needs for increasingly complex products. During periods of recession in the electronics industry, Sanmina's competitive advantages in the areas of quick turnaround manufacturing and responsive customer service may be of reduced importance to electronics OEMs, who may become more price sensitive. In addition, captive interconnect manufacturers seek orders in the open market to fill excess capacity, thereby increasing price competition. In addition, Sanmina may be at a competitive disadvantage with respect to price when compared to manufacturers with lower cost structures, particularly those with offshore facilities where labor and other costs are lower. Sanmina does not currently have offshore facilities in lower cost locations, such as Asia and Latin America. If the Merger is completed, however, Sanmina will gain a manufacturing facility in Malaysia. Although Sanmina plans to establish other offshore facilities, Sanmina may not do so in time to be competitive.

     Environmental matters are a key consideration in Sanmina's business, and failure to comply with the requirements of environmental laws could harm Sanmina's business. Sanmina is subject to a variety of local, state and federal environmental laws and regulations relating to the storage, use, discharge and disposal of chemicals, solid waste and other hazardous materials used during their manufacturing processes, as well as air quality regulations and restrictions on water use. Proper waste disposal is a major consideration for printed circuit board manufacturers because metals and chemicals are used in the manufacturing process. Maintenance of environmental controls is also important in the electronics assembly process. When violations of environmental laws occur, Sanmina can be held liable for damages and the costs of remedial actions and can also be subject to revocation of permits necessary to conduct its businesses. There can be no assurance that violations of environmental laws will not occur in the future as a result of the inability to obtain permits, human error, equipment failure or other causes. Any permit revocations could require Sanmina to cease or limit production at one or more facilities, which could seriously harm Sanmina's business, financial condition and results of operations. Moreover, the failure to comply with present and future regulations could restrict the combined company's ability to expand facilities or could require it to acquire costly equipment or to incur other significant expenses to comply with environmental regulations.

     Environmental laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violations. Sanmina operates in several environmentally sensitive locations and is subject to potentially conflicting and changing regulatory agendas of political, business and environmental groups. Changes or restrictions on discharge limits, emissions levels, permitting requirements or processes, or material storage or handling might require a high level of unplanned capital investment and/or relocation. Compliance with new or existing regulations could seriously harm Sanmina's business, financial condition and results of operations.

     Sanmina is subject to environmental contingencies at sites operated by acquired companies and could incur substantial costs for environmental remediation and related activities at these sites. In November 1997, Sanmina acquired Elexsys International, Inc. which became Sanmina's wholly-owned subsidiary. Several facilities owned or occupied by Elexsys at the time of the acquisition, or formerly owned or occupied by Elexsys or companies acquired by Elexsys, had either soil contamination or contamination of groundwater underneath or near the facility including the following: contamination was discovered at Elexsys' Irvine, California facility in 1989 and Elexsys voluntarily installed a groundwater remediation system at the facility in 1994. Additional investigation is being undertaken by other parties in the area at the request of the California Regional Water Quality Control Board. It is unknown whether any additional remediation activities will be required as a result of such investigations or whether any third party claims will be brought against Sanmina alleging that they have been damaged in any way by the existence of the contamination at the Irvine facility. Sanmina has been required by the California Department of Toxic Substances Control to undertake investigation of soil and/or groundwater at certain facilities formerly owned or occupied by a predecessor company to Elexsys in Mountain View, California. Depending upon the results of this soil sampling and groundwater testing, Sanmina could be ordered to undertake soil and/or groundwater cleanup. To date, Sanmina has not been ordered to undertake any soil or groundwater cleanup activities at the Mountain View facilities, and Sanmina does not believe any such activities should be required. Test results received to date are not sufficient to enable Sanmina to determine whether or not such cleanup activities are likely to be mandated. Contamination has also been discovered at other current and former Elexsys facilities and has been reported to the relevant regulatory agencies. No remediation or further investigation of such contamination has been required by regulatory agencies. To date, the cost of the various investigations and the cost of operating the remediation system at the Irvine facility have not been material to Sanmina's financial condition. However, in the event Sanmina is required to undertake additional groundwater or soil cleanup, the costs of such cleanup are likely to be substantial. Sanmina is currently unable to estimate the amount of such soil and groundwater cleanup costs because no soil or groundwater cleanup has been ordered and Sanmina cannot determine from available test results what remediation activities, if any, are likely to be required. Sanmina believes, based on the limited information currently available, that the cost of any groundwater or soil clean-up that may be required would not harm Sanmina's business, financial condition and results of operations. Nevertheless, the process of remediating contaminated soil and groundwater is costly, and if Sanmina is required to undertake substantial remediation activities at one or more of the former Elexsys facilities, there can be no assurance that the costs of such activities would not harm Sanmina's business, financial condition and results of operations.

     In November 1998, Sanmina acquired Altron Incorporated which became a wholly owned subsidiary of Sanmina. Altron was advised in 1993 by Olin Corporation that contamination resulting from activities of prior owners of property owned by Olin Corporation and located close to the Altron manufacturing plant in Wilmington, Massachusetts, had migrated under the Altron plant. Olin has assumed full responsibility for any remediation activities that may be required and has agreed to indemnify and hold Altron harmless from any and all costs, liabilities, fines, penalties, charges and expenses arising from and relating to any action or requirement, whether imposed by statute, ordinance, rule, regulation, order, decree or by general principles of law to remediate, clean up or abate contamination emanating from the Olin site. Although Sanmina believes that Olin's assumption of responsibility will result in no remediation cost to Altron from the contamination, there can be no assurance that Altron will not be subject to some costs regarding this matter, but Sanmina does not anticipate that such costs, if any, will be material to its financial condition or results of operations.

     Sanmina has been named as a potentially responsible party at several contaminated disposal sites as a result of the past disposal of hazardous waste by companies acquired by Sanmina or their corporate predecessors. While liabilities for such historic disposal activities have not been material to Sanmina's financial condition to date, there can be no guarantee that past disposal activities will not result in material liability to Sanmina in the future.

     Hadco, which was recently acquired by Sanmina, is subject to environmental contingencies at sites currently or formerly operated by it and could incur substantial costs for environmental remediation and related activities at these sites. In June 2000, Sanmina completed its acquisition of Hadco, which is now a wholly-owned subsidiary of Sanmina. Hadco is aware of certain chemicals that exist in the ground at certain of its facilities. Hadco has notified various governmental agencies and continues to work with them to monitor and resolve these matters. During March 1995, Hadco received a Record Of Decision (ROD) from the New York State Department of Environmental Conservation (NYSDEC), regarding soil and groundwater contamination at its Owego, New York facility. Based on a Remedial Investigation and Feasibility Study (RIFS) for apparent on-site contamination at that facility and a Focused Feasibility Study (FFS), each prepared by environmental consultants of Hadco, the NYSDEC has approved a remediation program of groundwater withdrawal and treatment and iterative soil flushing. Hadco has executed a Modification of the Order on Consent to implement the approved ROD. Capital equipment for this remediation has already been acquired by Hadco, and future operation and maintenance costs, which will be incurred and expended over the estimated life of the program of the next 28 years, are estimated at between $40,000 and $100,000 per year. In the summer of 1998, NYSDEC took additional samples from a wetland area near Hadco's Owego facility. Analytical reports of earlier sediment samples indicated the presence of certain inorganics. The new samples showed elevated levels of certain metals, but NYSDEC has not made a determination as to the potential source of such metals, the remedial action to be taken, or the persons to undertake and/or pay for any remediation. Hadco and/or other third parties may be required to conduct additional investigations and remediation at that location, the costs of which are currently indeterminable.

     Hadco commenced the operation of a groundwater extraction system at its Derry, New Hampshire facility to address certain groundwater contamination and groundwater migration control issues. Further investigation is underway to determine the extent of the groundwater contaminant plume. Because of the uncertainty regarding both the quantity of contaminants beneath the building at the site and the long-term effectiveness of the groundwater migration control system Hadco has installed, it is not possible to make a reliable estimate of the length of time remedial activity will have to be performed. However, it is anticipated that the groundwater extraction system will be operated for at least 30 years. Hadco may be required to conduct additional investigations and remediation relating to the Derry facility. The total costs of such groundwater extraction system and of conducting any additional investigations and remediation relating to the Derry facility are not fully determinable.

     Hadco is one of 33 entities which have been named as potentially responsible parties in a lawsuit pending in the federal district court of New Hampshire concerning environmental conditions at the Auburn Road,

Londonderry, New Hampshire landfill site. Local, state and federal entities and certain other parties to the litigation seek contribution for past costs, totaling approximately $20 million, allegedly incurred to assess and remediate the Auburn Road site. In December 1996, following publication and comment period, the EPA amended the ROD to change the remedy at the Auburn Road site from active groundwater remediation to future monitoring. In June 1999, Hadco entered into a Consent Decree with 30 of the defendants and third-party defendants. The Consent Decree was approved by the Court in March 2000. Under the terms of the Consent Decree, Hadco is a cash-out party and does not have responsibility for performance of ongoing remedial or monitoring work at the site.

     From 1974 to 1980, Hadco operated a printed circuit manufacturing facility in Florida as a lessee. This property is the subject of a pending lawsuit in the circuit court for Broward County, Florida (the "Florida Lawsuit") and an investigation by the Florida Department of Environmental Protection ("FDEP"). In connection with the investigation, Hadco and others have participated in alternative dispute resolution regarding the site with an independent mediator. Mediation sessions began in 1992 and continued over the next several years through May 1998. In June 1995, Hadco and Gould, Inc., another prior lessee of the site, were joined as third-party defendants in the pending Florida lawsuit by a party who had previously been named as a defendant when the Florida lawsuit was commenced in 1993 by the FDEP. As a result of the mediation, a Settlement Agreement was entered into among Hadco, Gould and the FDEP in March 1999. The third-party complaints against Hadco and Gould in the pending Florida lawsuit were dismissed. The Settlement Agreement provides that Hadco and Gould will undertake remedial action based on a Supplemental Contamination Assessment Report and a later Feasibility Study, which has been prepared by a consultant to Hadco and Gould and approved by FDEP. The estimated cost of the recommended source removal described in the Feasibility Study is approximately $165,000, and for ongoing monitoring and remediation is approximately $2.1 million. Actual remedial activities have not yet commenced but are expected to begin in the near future.

     In March 1993, the EPA notified Hadco Santa Clara of its potential liability for maintenance and remediation costs in connection with a hazardous waste disposal facility operated by Casmalia Resources, a California Limited Partnership, in Santa Barbara County, California. The EPA identified Hadco Santa Clara as one of the 65 generators which had disposed of the greatest amounts of materials at the site. Based on the total tonnage contributed by all generators, Hadco Santa Clara's share is estimated at approximately 0.2% of the total weight.

     The Casmalia site was regulated by the EPA during the period when the material was accepted. There is no allegation that Hadco Santa Clara violated any law in the disposal of material at the sites. Rather the EPA's actions stemmed from the fact that Casmalia Resources may not have the financial means to implement a closure plan for the site and because of Hadco Santa Clara's status as a generator of hazardous waste.

     In June 1997, the United States District Court in Los Angeles, California approved and entered a Consent Decree among the EPA and 49 entities (including Hadco Santa Clara) acting through the Casmalia Steering Committee (CSC). The Consent Decree sets forth the terms and conditions under which the CSC will carry out work aimed at final closure of the site. Certain closure activities will be performed by the CSC. Later work will be performed by the CSC, if funded by other parties. Under the Consent Decree, the settling parties will work with the EPA to pursue the non-settling parties to ensure they participate in contributing to the closure and long-term operation and maintenance of the facility.

     The EPA will continue as the lead regulatory agency during the final closure work. Because long-term maintenance plans for the site will not be determined for a number of years, it has not yet been decided which regulatory agency will oversee this phase of the work plan or how the long-term costs will be funded. However, the Consent Decree provides a mechanism for ensuring that an appropriate federal, state or local agency will assume regulatory responsibility for long-term maintenance.

     Failure to manage Sanmina's growth may seriously harm its business. Sanmina's business has grown in recent years through both internal expansion and acquisitions, and continued growth may cause a significant strain on Sanmina's infrastructure and internal systems. To manage its growth effectively, Sanmina must continue to improve and expand its management information systems. Sanmina will face additional growth management challenges, particularly as a result of its recent acquisitions in Europe and Asia. Future acquisitions, both in the United States and internationally, could place additional strains on Sanmina's management infrastructure. If Sanmina is unable to manage growth effectively, its results of operations could be harmed.

     Sanmina's existing international operations and plans to expand international operations involve additional risks, and failure to effectively expand internationally could harm Sanmina's operating results. Sanmina opened its first overseas facility, located in Dublin, Ireland, in June 1997. During June 2000 and July 2000, Sanmina acquired operations in China, Sweden and Finland. By virtue of the Hadco acquisition, Sanmina acquired operations in Ireland and Malaysia. A number of risks are inherent in international operations and transactions. International sales and operations may be limited or disrupted by the imposition of government controls, export license requirements, political and economic instability, trade restrictions, changes in tariffs, labor unrest and difficulties in staffing, coordinating communications among and managing international operations. Additionally, Sanmina's business and operating results may be harmed by fluctuations in international currency exchange rates as well as increases in duty rates, difficulties in obtaining export licenses, misappropriation of intellectual property, constraints on Sanmina's ability to maintain or increase prices, and competition. Sanmina cannot assure you that it will realize the anticipated strategic benefits of its international expansion or that international operations will contribute positively to Sanmina's business and operating results. In addition, to respond to competitive pressures and customer requirements, Sanmina plans to further expand internationally in lower cost locations, particularly additional locations in Asia and Latin America. As a result of this proposed expansion, Sanmina could encounter difficulties in scaling up production at overseas facilities or in coordinating Sanmina's United States and international operations. In addition, Sanmina may not realize anticipated revenue growth at new international operations. Sanmina may elect to establish start-up operations rather than acquiring existing businesses, which would require Sanmina to recruit management and other personnel and build a customer base at a completely new operation. Accordingly, unanticipated problems Sanmina encounters in establishing new international operations could harm its business and operating results and cause its stock price to decline.

     Sanmina is subject to risks related to intellectual property rights held by third parties. Sanmina is subject to risks related to intellectual property rights held by third parties. In certain cases, Sanmina may find it necessary or desirable to license or otherwise acquire rights to intellectual property rights held by others. In July 2000, Sanmina settled one such dispute through a licensing arrangement with the Lemelson Foundation. Other such disputes, which could involve Sanmina in litigation or in administrative proceedings before the United States Patent and Trademark Office or patent authorities in foreign countries, could arise in the future. These proceedings could be costly to conduct and could also result in the diversion of management time and attention. In addition, adverse determinations in any proceedings of this nature could require Sanmina to pay monetary damages and could also result in the loss of intellectual property rights. In the event Sanmina were able to settle disputes through licensing or similar arrangements, the costs of these licenses could be substantial. Accordingly, future disputes regarding intellectual property rights could harm Sanmina's business, financial condition and results of operations.

     Sanmina depends on certain key personnel, and the loss of key personnel may harm Sanmina's business. Sanmina's future success depends in large part on the continued service of its key technical and management personnel and on its ability to continue to attract and retain qualified employees, particularly those highly skilled design, process and test engineers involved in the manufacture of existing products and the development of new products and processes. The competition for such personnel is intense, and the loss of key employees, none of whom is subject to an employment agreement for a specified term or a post-employment non-competition agreement, could harm Sanmina's business.

                  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

QUARTERLY RESULTS (UNAUDITED)

     The following table contains selected unaudited quarterly financial data for the eight fiscal quarters in the period ended October 2, 1999. In management's opinion, the unaudited data has been prepared on the same basis as the audited information and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the data for the periods presented. Sanmina's results of operations have varied and may continue to fluctuate significantly from quarter to quarter. Results of operations in any period should not be considered indicative of the results to be expected from any future period. In June 1998, and March 2000, Sanmina effected a two-for-one stock split in the form of a stock dividend. Accordingly, all share and per share data has been adjusted to retroactively reflect were stock splits. Common stock prices reflect high and low reported sales prices, as reported by the Nasdaq National Market. The acquisitions of Elexsys, Altron and Manu-Tronics, Hadco and Essex AB were accounted for as a pooling of interests, and therefore, all prior periods presented were restated to combine the results of the companies.

                                           FIRST       SECOND      THIRD       FOURTH
1999                                      QUARTER     QUARTER     QUARTER     QUARTER
----                                      --------    --------    --------    --------
Net sales...............................  $548,738    $576,333    $604,622    $664,290
Gross profit............................    85,518     101,013     110,105     120,274
Gross margin............................      15.6%       17.5%       18.2%       18.1%
Operating income........................     9,184      59,024      67,550      75,355
Operating margin........................       1.7%       10.2%       11.2%       11.3%
Net income..............................  $  1,033    $ 33,323    $ 39,465    $ 44,446
                                          ========    ========    ========    ========
Basic net income per share..............  $   0.01    $   0.24    $   0.29    $   0.32
                                          ========    ========    ========    ========
Diluted net income per share............  $   0.01    $   0.23    $   0.27    $   0.30
                                          ========    ========    ========    ========

                                           FIRST       SECOND      THIRD       FOURTH
1998                                      QUARTER     QUARTER     QUARTER     QUARTER
----                                      --------    --------    --------    --------
Net sales...............................  $435,799    $483,010    $499,486    $523,159
Gross profit............................    86,373      89,209      76,649      85,051
Gross margin............................      19.8%       18.5%       15.3%       16.3%
Operating income (loss).................    48,049     (18,854)     35,190      44,636
Operating margin........................      11.0%       (3.9)%       7.0%        8.5%
Net income (loss).......................  $ 28,885    $(36,968)   $ 18,086    $ 23,195
                                          ========    ========    ========    ========
Basic net income per share..............  $   0.24    $  (0.31)   $   0.15    $   0.18
                                          ========    ========    ========    ========
Diluted net income per share............  $   0.22    $  (0.30)   $   0.14    $   0.18
                                          ========    ========    ========    ========

                              SANMINA CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                         AS OF
                                                              ---------------------------
                                                              OCTOBER 2,    SEPTEMBER 30,
                                                                 1999           1998
                                                              ----------    -------------
ASSETS:
Current assets:
  Cash and cash equivalents.................................  $  148,754     $   96,425
  Short-term investments....................................     318,457         93,526
  Accounts receivable, net of allowance for doubtful
     accounts of $10,940 and $7,923.........................     335,288        262,066
  Inventories, net..........................................     299,261        196,779
  Deferred income taxes.....................................      34,414         36,545
  Prepaid expenses and other................................      19,959         28,815
                                                              ----------     ----------
     Total current assets...................................   1,156,133        714,156
                                                              ----------     ----------
Property, plant and equipment, net..........................     549,434        532,107
Goodwill and intangibles....................................     229,070        215,102
Long-term investments.......................................      53,056            217
Deposits and other..........................................      19,748         10,927
                                                              ----------     ----------
                                                              $2,007,441     $1,472,509
                                                              ==========     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Accounts payable..........................................  $  280,914     $  185,332
  Accrued liabilities.......................................      52,921         41,689
  Accrued payroll and related benefits......................      65,789         51,658
  Current portion of long-term debt.........................       4,071         10,242
  Income taxes payable......................................      10,088         12,826
                                                              ----------     ----------
     Total current liabilities..............................     413,783        301,747
                                                              ----------     ----------
Long-term liabilities:
  Long-term debt, net of current portion....................     658,556        402,094
  Deferred income tax liability.............................      59,058         61,195
  Other.....................................................      11,950         19,076
                                                              ----------     ----------
     Total long-term liabilities............................     729,564        482,365
                                                              ----------     ----------
Commitments and contingencies (Note 6)
Stockholders' equity:
  Preferred stock, $.01 par value, authorized 5,000 shares,
     none outstanding.......................................          --             --
  Common stock, $.01 par value, Authorized 500,000 shares,
     outstanding 138,857 and 133,375 shares.................       1,389          1,334
  Additional paid-in capital................................     479,878        419,603
  Accumulated other comprehensive income (loss).............      (1,680)           794
  Retained earnings.........................................     384,507        266,943
                                                              ----------     ----------
  Less: treasury stock at cost..............................          --           (277)
                                                              ----------     ----------
          Total stockholders' equity........................     864,094        688,397
                                                              ----------     ----------
                                                              $2,007,441     $1,472,509
                                                              ==========     ==========

          See accompanying notes to consolidated financial statements.

                              SANMINA CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                        YEAR ENDED
                                                       --------------------------------------------
                                                       OCTOBER 2,    SEPTEMBER 30,    SEPTEMBER 30,
                                                          1999           1998             1997
                                                       ----------    -------------    -------------
Net sales............................................  $2,393,983     $1,941,454       $1,522,811
Cost of sales........................................   1,977,073      1,604,172        1,212,407
                                                       ----------     ----------       ----------
  Gross profit.......................................     416,910        337,282          310,404
                                                       ----------     ----------       ----------
Operating expenses:
  Selling, general and administrative................     156,280        141,136          124,903
  Amortization of goodwill and intangibles...........      15,763         13,078            7,498
  Restructuring, plant closing and other
     non-recurring charges...........................      16,875          4,536            8,876
  Write-off of acquired in-process research and
     development.....................................          --         63,050           78,000
  Write down of long-lived assets....................      11,400          2,516               --
  Merger costs.......................................       5,479          3,945               --
                                                       ----------     ----------       ----------
     Total operating expenses........................     205,797        228,261          219,277
                                                       ----------     ----------       ----------
Operating income.....................................     211,113        109,021           91,127
Other income (expense), net..........................     (23,050)       (21,492)          (9,957)
                                                       ----------     ----------       ----------
Income before provision for income taxes.............     188,063         87,529           81,170
Provision for income taxes...........................      69,796         54,331           65,300
                                                       ----------     ----------       ----------
Net income...........................................  $  118,267     $   33,198       $   15,870
                                                       ==========     ==========       ==========
Earnings per share:
  Basic..............................................  $     0.86     $     0.27       $     0.14
                                                       ==========     ==========       ==========
  Diluted............................................  $     0.82     $     0.26       $     0.13
                                                       ==========     ==========       ==========
Shares used in computing per share amounts:
  Basic..............................................     136,851        120,964          114,428
  Diluted............................................     144,536        126,704          120,819

          See accompanying notes to consolidated financial statements.

                              SANMINA CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                          COMMON STOCK AND
                                             ADDITIONAL         ACCUMULATED
                                          PAID-IN-CAPITAL          OTHER
                                        --------------------   COMPREHENSIVE              TREASURY
                                         NUMBER                   INCOME       RETAINED    STOCK
                                        OF SHARES    AMOUNT       (LOSS)       EARNINGS   AT COST     TOTAL
                                        ---------   --------   -------------   --------   --------   --------
BALANCE AT SEPTEMBER 30, 1996.........   112,026    $154,618      $    (3)     $225,043    $(277)    $379,381
Exercise of common stock options......     2,216       7,984           --            --       --        7,984
Sale of common stock, net of offering
  costs...............................     3,417     131,209           --            --       --      131,209
Issuance of common stock under
  employee stock purchase plan........       442       3,163           --            --       --        3,163
Cumulative translation adjustment.....        --          --         (646)           --       --         (646)
Unrealized holding gain on
  investments.........................        --          --           42            --       --           42
Income tax benefit of disqualified
  dispositions........................        --       9,975           --            --       --        9,975
Distributions by Manu-Tronics and
  Essex...............................        --          --           --          (354)      --         (354)
Net income............................        --          --           --        15,870       --       15,870
                                         -------    --------      -------      --------    -----     --------
BALANCE AT SEPTEMBER 30, 1997.........   118,101     306,949         (607)      240,559     (277)     546,624
Exercise of common stock options......     2,413       7,893           --            --       --        7,893
Sale of common stock..................       174       4,726           --            --       --        4,726
Issuance of common stock under
  employee stock purchase plan........       449       5,224           --            --       --        5,224
Conversion of subordinated debt.......    12,238      86,250           --            --       --       86,250
Adjustment to conform year end of
  pooled entity.......................        --          --           --        (3,169)      --       (3,169)
Cumulative translation adjustment.....        --          --        1,255            --       --        1,255
Unrealized holding gain on
  investments.........................        --          --          146            --       --          146
Income tax benefit of disqualified
  dispositions........................        --       9,895           --            --       --        9,895
Distributions by Manu-Tronics.........        --          --           --        (3,645)      --       (3,645)
Net income............................        --          --           --        33,198       --       33,198
                                         -------    --------      -------      --------    -----     --------
BALANCE AT SEPTEMBER 30, 1998.........   133,375     420,937          794       266,943     (277)     688,397
Exercise of common stock options......     2,836      27,050           --            --       --       27,050
Issuance of common stock under
  employee stock purchase plan........       779      12,037           --            --       --       12,037
Director and executive officer stock
  grants..............................        17         401           --            --       --          401
Conversion of subordinated debt.......        14         398           --            --       --          398
Retirement of treasury stock..........        --        (277)          --            --      277           --
Issuance of common stock for
  businesses acquired.................     1,836       3,763           --           832       --        4,595
Cumulative translation adjustment.....        --          --       (1,836)           --       --       (1,836)
Unrealized holding loss on
  investments.........................        --          --         (638)           --       --         (638)
Income tax benefit of disqualified
  dispositions........................        --      16,958           --            --       --       16,958
Distributions by Manu-Tronics.........        --          --           --        (1,535)      --       (1,535)
Net income............................        --          --           --       118,267       --      118,267
                                         -------    --------      -------      --------    -----     --------
BALANCE AT OCTOBER 2, 1999............   138,857    $481,267      $(1,680)     $384,507    $  --     $864,094
                                         =======    ========      =======      ========    =====     ========

          See accompanying notes to consolidated financial statements.

                              SANMINA CORPORATION

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                 (IN THOUSANDS)

                                                                               YEAR ENDED
                                                              --------------------------------------------
                                                              OCTOBER 2,    SEPTEMBER 30,    SEPTEMBER 30,
                                                                 1999           1998             1997
                                                              ----------    -------------    -------------
Net income..................................................   $118,267        $33,198          $15,870
Other comprehensive income (loss), net of tax:
    Foreign currency translation adjustment.................     (1,836)         1,255             (646)
    Unrealized holding gain (loss) on investments...........       (638)           146               42
                                                               --------        -------          -------
Comprehensive Income........................................   $115,793        $34,599          $15,266
                                                               ========        =======          =======

          See accompanying notes to consolidated financial statements.

                              SANMINA CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                               YEAR ENDED
                                                              --------------------------------------------
                                                              OCTOBER 2,    SEPTEMBER 30,    SEPTEMBER 30,
                                                                 1999           1998             1997
                                                              ----------    -------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income................................................  $ 118,267       $  33,198        $  15,870
  Adjustments to reconcile net income to cash provided by
    operating activities:
    Adjustment to conform year end of pooled entities.......         --          (3,169)              --
    Depreciation, amortization, and other...................    124,717         104,996           72,645
    Restructuring, plant closing, merger and other
      non-recurring charges.................................     23,686           1,429            8,876
    Provision for doubtful accounts.........................      3,017           1,478            2,615
    Deferred income taxes...................................     (2,043)         (1,955)           1,472
    (Gain) loss on disposal of fixed assets.................        (21)          1,092           (1,657)
    Write-off of acquired in-process research and
      development...........................................         --          63,050           78,000
    Writedown of long-lived assets..........................     11,400           2,516               --
  Changes in operating assets and liabilities, net of
    acquisitions:
    Accounts receivable.....................................    (72,009)        (29,063)         (47,797)
    Inventories.............................................    (97,354)        (28,589)         (37,285)
    Prepaid expenses, deposits and other....................     16,875           2,103           (4,064)
    Accounts payable and accrued liabilities................    113,790          11,367           33,616
    Income tax accounts.....................................     21,265           2,669            6,494
                                                              ---------       ---------        ---------
CASH PROVIDED BY OPERATING ACTIVITIES.......................    261,590         161,122          128,785
                                                              ---------       ---------        ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of short-term investments.......................   (418,396)       (101,169)        (138,351)
  Proceeds from maturity of short-term investments..........    194,192         106,591          149,605
  Purchases of long-term investments........................    (53,056)             --               --
  Purchase of property, plant and equipment.................   (135,611)       (149,138)        (139,244)
  Cash paid for businesses acquired, net....................    (75,108)       (198,198)        (228,540)
  Proceeds from sale of assets..............................        309           2,591            3,092
                                                              ---------       ---------        ---------
CASH USED FOR INVESTING ACTIVITIES..........................   (487,670)       (339,323)        (353,438)
                                                              ---------       ---------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on line of credit................................         --          (7,498)          (1,543)
  Proceeds from notes and credit facilities, net............    (77,844)        200,865           68,221
  Issuance (repurchase) of convertible notes, net of
    issuance costs..........................................    340,742          (5,681)              --
  Payments of long-term liabilities, net....................    (23,977)            186           (3,832)
  Proceeds from sale of common stock, net of issuance
    costs...................................................     39,488          17,843          142,356
                                                              ---------       ---------        ---------
CASH PROVIDED BY FINANCING ACTIVITIES.......................    278,409         205,715          205,202
                                                              ---------       ---------        ---------
Increase in cash and cash equivalents.......................     52,329          27,514          (19,451)
Cash and cash equivalents at beginning of year..............     96,425          68,911           88,362
                                                              ---------       ---------        ---------
Cash and cash equivalents at end of year....................  $ 148,754       $  96,425        $  68,911
                                                              =========       =========        =========
Supplemental disclosure of cash flow information:
  Cash paid during the year:
    Interest................................................  $31,494...      $  19,922        $  19,114
                                                              =========       =========        =========
    Income taxes, net.......................................  $57,618...      $  51,026        $  57,045
                                                              =========       =========        =========
Non-cash financing information:
  Conversion of subordinated notes to equity................  $398......      $  86,250        $      --
                                                              =========       =========        =========

          See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  ORGANIZATION OF SANMINA

     Sanmina Corporation ("Sanmina") was incorporated in Delaware in 1989 to acquire its predecessor company which had been in the printed circuit board and backplane business since 1980. Sanmina is an independent provider of customized integrated electronics manufacturing services, including turnkey electronic assembly and manufacturing management services to original equipment manufacturers. Sanmina's services consist primarily of the manufacture of complex printed circuit board assemblies using surface mount and pin-through hole interconnection technologies, the manufacture of custom-designed backplane assemblies, fabrication of complex multi-layered printed circuit boards, the manufacture of custom cable and wire harness assemblies, and testing and assembly of completed systems. In addition, Sanmina provides procurement and materials management, as well as consultation on board design and manufacturing. Sanmina has manufacturing plants located in California, Arizona, Massachusetts, Texas, New Hampshire, New York, North Carolina, Wisconsin, Alabama, Utah, Canada, France, China, Finland, Sweden, Malaysia and Ireland.

     On June 1, 2000, Sanmina acquired Essex AB ("Essex"), a electronics manufacturing services ("EMS") supplier in Scandinavia. The transaction was structured as a stock-for-stock exchange and was accounted for as a pooling of interests. Under the terms of the acquisition agreement, each share of Essex common stock was converted into approximately 10.2 shares of Sanmina common stock. Approximately 2.0 million shares of Sanmina common stock were issued to acquire Essex. On June 23, 2000, Sanmina completed its acquisition of Hadco Corporation ("Hadco"), a manufacturer of advanced electronic interconnect products. The acquisition was accounted for as a pooling of interests. Under the terms of the acquisition agreement, each outstanding share of Hadco common stock was converted into 1.4 shares of Sanmina common stock. Approximately 19.6 million shares of Sanmina common stock were issued to acquire Hadco.

     As a result of the acquisitions of Essex and Hadco, Sanmina's historical financial statements have been restated retroactively to include the financial results of Essex and Hadco. Essex's results of operations for the years ended December 31, 1999, 1998 and 1997 and Hadco's results of operations for the years ended October 30, 1999, October 31, 1998 and October 25, 1997 have been combined with Sanmina's results of operations for the years ended October 2, 1999 and September 30, 1998 and 1997, respectively. In addition, Essex's balance sheets as of December 31, 1999 and 1998 and Hadco's balance sheets as of October 30, 1999 and October 31, 1998 have been combined with Sanmina's balance sheets as of October 2, 1999 and September 30, 1998, respectively. The fiscal years for Essex and Hadco were changed to coincide with Sanmina's year end beginning in fiscal 2000. The restated financial information includes certain adjustments to eliminate the net sales between the combining companies and certain reclassifications to conform to Sanmina's financial statement presentation. No adjustments were necessary to conform the accounting policies of the combining companies.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Fiscal Year -- Effective October 1, 1998, Sanmina changed its fiscal year end from September 30 to a 52 or 53-week year ending on the Saturday nearest September 30. Accordingly, the 1999 fiscal year, which was a 53 week year, ended on October 2, whereas the previous two years ended on September 30. All general references to years relate to fiscal years unless otherwise noted.

     Principles of Consolidation -- The consolidated financial statements include the accounts of Sanmina and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated.

     Foreign Currency Translation -- For foreign subsidiaries using the local currency as their functional currency, assets and liabilities are translated at exchange rates in effect at the balance sheet date and income and expenses are translated at average exchange rates. The effects of these translation adjustments are reported in accumulated other comprehensive income (loss). Exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved and remeasurement adjustments for foreign operations where the U.S. dollar is the functional currency are included in income.

     Management Estimates and Uncertainties -- The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     Financial Instruments and Concentration of Credit Risk -- Financial instruments consist of cash equivalents, short-term investments, accounts receivable, accounts payable and long-term debt obligations. The fair value of these financial instruments approximates their carrying amount except for the 9 1/2% Senior Subordinated Notes due 2008 ("the 9 1/2% Notes"), respectively at October 2, 1999. The fair market value of the 9 1/2% Notes was $191.0 million with a carrying amount of $199.4 million at October 2, 1999. Although the fair market value of the 9 1/2% Notes is less than the carrying amount, settlement at the reported fair value was not possible due to redemption premiums (Note 4).

     As of October 2, 1999, Sanmina had no significant off balance sheet concentrations of credit risk such as foreign currency exchange contracts or other hedging arrangements. Financial instruments that subject Sanmina to credit risk consist of cash and cash equivalents, short-term investments and trade accounts receivable. Sanmina maintains the majority of its cash, cash equivalents and short-term investment balances with financial institutions. Sanmina has not experienced any significant losses on these investments to date. The most significant credit risk is the ultimate realization of its accounts receivable. This risk is mitigated by (i) sales to well established companies,
(ii) ongoing credit evaluation of its customers, and (iii) frequent contact with its customers, especially its most significant customers, thus enabling Sanmina to monitor current changes in business operations and to respond accordingly.

     Cash Equivalents -- Sanmina considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Short Term Investments -- Sanmina's investments are classified as available for sale and are recorded at their fair value, as determined by quoted market prices, with any unrealized holding gains or losses classified as a separate component of stockholders' equity. Upon sale of the investments, any previously unrealized holding gains or losses are recognized in results of operations. The specific identification method is used to determine the cost of securities sold. Realized gains and losses have not been material to date. As of October 2, 1999, the difference between the aggregate fair value and cost basis was a net unrealized loss of $431,000. Sanmina has the intent and ability to liquidate the investments prior to the maturity period and, as such, has classified its investments as short-term investments. The value of Sanmina's investments by major security type is as follows (in thousands):

                                                         AS OF OCTOBER 2, 1999
                                          ---------------------------------------------------
                                          AMORTIZED    AGGREGATE     UNREALIZED    UNREALIZED
                                            COST       FAIR VALUE       GAIN          LOSS
                                          ---------    ----------    ----------    ----------
U.S. government and agency securities...  $149,169      $148,951        $  2         $(220)
State and municipal securities..........    68,510        68,462           4           (52)
U.S. corporate and bank debt............   160,767       160,602          34          (199)
                                          --------      --------        ----         -----
                                          $378,446      $378,015        $ 40         $(471)
                                          ========      ========        ====         =====

                                                       AS OF SEPTEMBER 30, 1998
                                          ---------------------------------------------------
                                          AMORTIZED    AGGREGATE     UNREALIZED    UNREALIZED
                                            COST       FAIR VALUE       GAIN          LOSS
                                          ---------    ----------    ----------    ----------
U.S. government and agency securities...  $ 35,912      $ 35,990        $ 79         $  (1)
State and municipal securities..........    55,247        55,301          55            (1)
U.S. corporate and bank debt............    33,292        33,367          77            (2)
                                          --------      --------        ----         -----
                                          $124,451      $124,658        $211         $  (4)
                                          ========      ========        ====         =====

     Approximately $59.6 million and $31.1 million of the total investments in debt securities as of October 2, 1999 and September 30, 1998 respectively, are included in cash and cash equivalents; the remaining balance is classified as short-term investments. As of October 2, 1999, securities with a fair value of $352.6 million mature within one year and $25.4 million mature beyond one year.

     Inventories -- Inventories are stated at the lower of cost (first-in, first-out method) or market. Cost includes labor, material and manufacturing overhead. Provisions when required are made to reduce excess inventories to their estimated net realizable values. It is possible that estimates of net realizable values can change in the near term. The components of inventories are as follows (in thousands):

                                                                         AS OF
                                                              ---------------------------
                                                              OCTOBER 2,    SEPTEMBER 30,
                                                                 1999           1998
                                                              ----------    -------------
Raw materials...............................................   $175,249       $101,575
Work-in-process.............................................     85,505         63,525
Finished goods..............................................     38,507         31,679
                                                               --------       --------
                                                               $299,261       $196,779
                                                               ========       ========

     Property, Plant and Equipment, net -- Property, plant, and equipment are stated at cost or, in the case of property and equipment acquired through business combinations accounted for as a purchase, at fair value based upon the allocated purchase price at the acquisition date. Depreciation and amortization are provided on a straight-line basis over three to ten years, (ten to forty years for buildings) or in the case of leasehold improvements, over the remaining term of the related lease, if shorter. Property, plant and equipment consists of the following (in thousands):

                                                                        AS OF
                                                             ---------------------------
                                                             OCTOBER 2,    SEPTEMBER 30,
                                                                1999           1998
                                                             ----------    -------------
Machinery and equipment....................................  $  819,997     $  762,675
Furniture and fixtures.....................................      51,476         18,134
Leasehold improvements.....................................      93,331        107,377
Land and buildings.........................................     146,738        109,621
Construction in progress...................................      36,667         21,985
                                                             ----------     ----------
                                                              1,148,209      1,019,792
Less: Accumulated depreciation and amortization............    (598,775)      (487,685)
                                                             ----------     ----------
Net Property, Plant and Equipment..........................  $  549,434     $  532,107
                                                             ==========     ==========

     Goodwill and Intangibles -- Sanmina assesses the realizability of long-lived and intangible assets in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Under SFAS No. 121, Sanmina is required to assess the valuation of its long-lived assets, including intangible assets, based on the estimated cash flows to be generated by such assets. Intangibles relate to goodwill, customer lists, developed technology, workforce, trademarks and other intangibles arising from Sanmina's acquisitions accounted for as a purchase. Intangibles are amortized on a straight-line basis over the estimated useful lives of five to thirty years. The realizability of intangible assets is evaluated periodically as events or circumstances indicate a possible inability to recover the net carrying amount. Such evaluation is based on various analyses, including cash flow and profitability projections that incorporate, as applicable, the impact of recent business combinations. The analyses involve a significant level of management judgment in order to evaluate the ability of Sanmina to perform within projections. During the year ended October 2, 1999, Sanmina determined that an $11.4 million impairment loss had occurred related to the intangibles associated with the acquisition of Pragmatech. During the year ended September 30, 1998,

Hadco incurred a charge of approximately $2.5 million, which represents the write down of existing assets to their net realizable value as part of a SFAS 121 review in fiscal 1998.

     Subsequent to October 2, 1999, an evaluation under SFAS No. 121 indicated that the fair value of certain intangible assets related to Hadco were less than their carrying value. Accordingly, Sanmina recorded an adjustment to write down $8.8 million of intangible assets during fiscal 2000. The fair value of the intangible assets at the time of the original acquisition by Hadco was based on expected future cash flows to be generated form the assets based on reasonable and supportable assumptions. The existing customer relationships, and in-place workforce, valued at the time of the original acquisition, could not be supported at their current carrying values at the time of the merger in June 2000. As a result, based on future expected cash flows from the related customer base, and from experienced and expected work force attrition, Sanmina has recorded an adjustment to the carrying value of these intangible assets in the amounts of $7.5 million and $1.3 million, respectively, in the third quarter of fiscal 2000.

     Revenue Recognition -- Sanmina recognizes revenue from manufacturing services at the time of product shipment. Where appropriate, provisions are made at that time for estimated warranty and return costs.

     Comprehensive Income -- Comprehensive income for Sanmina consists of net income plus the effect of unrealized holding gains or losses on investments classified as available-for-sale and foreign currency translation adjustments. As of October 2, 1999, the cumulative unrealized holding loss on investments and cumulative foreign currency translation adjustment was ($453,000) and ($1,227,000), respectively. As of September 30, 1998, the cumulative unrealized holding gain on investments and cumulative foreign currency translation adjustments was $185,000 and $609,000, respectively.

     Stock-Based Compensation -- Sanmina has adopted the disclosure provisions of SFAS 123, "Accounting for Stock Based Compensation." In accordance with the provisions of SFAS 123, Sanmina applies Accounting Principles Board ("APB") Opinion 25 and related interpretations in accounting for its employee stock option plans. See Note 10 for a summary of the pro forma effects on reported net income and earnings per share for fiscal years 1999, 1998 and 1997 based on the fair value of options and shares granted as prescribed by SFAS 123.

     Reclassification -- Sanmina has reclassified certain prior year information to conform to the current year's presentation.

     Recent Accounting Pronouncements -- Effective in the first quarter of fiscal 1999, Sanmina adopted the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for internal use." SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use and for determining when specific costs should be capitalized and when they should be expensed. The impact of adopting SOP 98-1 was not significant to Sanmina's financial position, results of operations or cash flows.

     In June 1999, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," which amends SFAS No. 133 to be effective for all fiscal years beginning after June 15, 2000. The statement establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Sanmina expects that the adoption of SFAS No. 137 will not have a material impact on its financial position, results of operations or cash flows. Sanmina will adopt SFAS No. 133 in the first quarter of fiscal 2001.

     In December 1999, the Securities and Exchange Commission issued SAB No. 101, "Revenue Recognition in Financial Statements," which will be effective for Sanmina in the fourth quarter of fiscal 2001. Sanmina is currently analyzing this statement and management does not expect the adoption of this statement to have a material effect on its results of operations or cash flows.

     In March 2000, the FASB issued Financial Standards Board Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation -- an Interpretation of APB Opinion No. 25" ("FIN No. 44"). FIN No. 44 addresses the application of APB No. 25 to clarify, among other issues, (a) the definition of employee for purposes of applying APB No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN No. 44 is effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent FIN No. 44 covers events occurring during the period after applying the interpretation, the events will be recognized on a prospective basis from July 1, 2000. Sanmina is currently evaluating FIN No. 44 and does not expect that it will have a material effect on its financial position or results of operations.

NOTE 3.  EARNINGS PER SHARE

     Basic earnings per share was computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share includes dilutive common stock equivalents, using the treasury stock method, and assumes that the convertible debt instruments were converted into common stock upon issuance, if dilutive. For the years ended October 2, 1999, and September 30, 1998 and 1997, 4,969,823, 11,154,751 and
12,639,318 potentially dilutive shares from the conversion of the convertible subordinated debt and after-tax interest expense of $4.6 million, $4.2 million and $3.5 million, respectively, were not included in the computation of diluted earnings per share because to do so would be anti-dilutive. A reconciliation of the net income and weighted average number of shares used for the diluted earnings per share computations follows (in thousands, except per share amounts):

                                                                  YEAR ENDED
                                                 --------------------------------------------
                                                 OCTOBER 2,    SEPTEMBER 30,    SEPTEMBER 30,
                                                    1999           1998             1997
                                                 ----------    -------------    -------------
Net income.....................................   $118,267       $ 33,198         $ 15,870
Weighted average number of shares outstanding
  during the period............................    136,851        120,964          114,428
Weighted average number of shares for stock
  options outstanding for the period...........      7,685          5,740            6,391
                                                  --------       --------         --------
Weighted average number of shares..............    144,536        126,704          120,819
                                                  ========       ========         ========
Diluted earnings per share.....................   $   0.82       $   0.26         $   0.13
                                                  ========       ========         ========

NOTE 4.  LONG-TERM DEBT

     Long-term debt consists of the following (in thousands):

                                                                         AS OF
                                                              ---------------------------
                                                              OCTOBER 2,    SEPTEMBER 30,
                                                                 1999           1998
                                                              ----------    -------------
Convertible Subordinated Notes due 2004.....................   $350,000       $     --
9 1/2% Senior Subordinated Notes due 2008...................    199,422        199,354
Revolving Credit Agreements (Note 5)........................     99,988        176,031
Obligations under capital leases with interest rates ranging
  from 7.0% to 7.75%........................................      7,318         30,452
Convertible Subordinated Notes due 2012.....................      5,259          5,767
Variable Rate Mortgages.....................................        640            732
                                                               --------       --------
Total.......................................................    662,627        412,336
Less: current portion.......................................     (4,071)       (10,242)
                                                               --------       --------
Total Long-term debt........................................   $658,556       $402,094
                                                               ========       ========

     Convertible Subordinated Notes due 2004 -- On May 1, 1999, Sanmina issued $350.0 million of 4 1/4% convertible subordinated notes (the "4 1/4% Notes") due on May 1, 2004. The 4 1/4% Notes are convertible into common stock, at the option of the note holder, at a conversion price of approximately $44.33 per share, subject to adjustments in certain events. The 4 1/4% Notes are subordinated in right of payment to all existing and future senior indebtedness, as defined, of Sanmina. The 4 1/4% Notes are redeemable at the option of Sanmina on or after May 6, 2002. Interest is payable semi-annually on May 1 and November 1.

     9 1/2% Senior Subordinated Notes due 2008 -- On May 18, 1998, Hadco issued $200.9 million aggregate principal amount of its 9 1/2% Senior Subordinated Notes due 2008 (the "9 1/2% Notes"). Interest on the 9 1/2% Notes is payable semi-annually on each June 15 and December 15 and commenced December 15, 1998. The 9 1/2% Notes are redeemable at the option of Hadco, in whole or in part, at any time on or after June 15, 2003, at 104.75% of their principal amount, plus accrued interest, with such percentages declining ratably to 100% of their principal amount, plus accrued interest. At any time on or prior to June 15, 2001 and subject to certain conditions, up to 35% of the aggregate principal amount of the 9 1/2% Notes may be redeemed, at the option of Hadco. In addition, at any time prior to June 15, 2003, Hadco may redeem the 9 1/2% Notes, at its option, in whole or in part, at a price equal to the principal amount thereof, together with accrued interest, plus the applicable premium (as defined in the Indenture governing the 9 1/2% Notes). The 9 1/2% Notes are guaranteed, on a senior subordinated basis, by each of certain Hadco subsidiaries. The net proceeds of $193.8 million received by Hadco from the issuance of the 9 1/2% Notes, was used to repay outstanding indebtedness incurred to, among other things, finance acquisitions.

     In July 2000, Sanmina initiated an offer to purchase the 9 1/2% Notes. The offer to redeem was required by the terms of the Indenture under which the 9 1/2% Notes were issued as a result of a change in control provision when Sanmina acquired Hadco. The redemption was at 101% of the principal amount of the 9 1/2% Notes. On August 24, 2000, Sanmina redeemed $187.9 million of the outstanding 9 1/2% Notes. The redemption premium and deferred debt costs related to the 9 1/2% Notes will be expensed by Sanmina in the fourth quarter of fiscal 2000. These costs are expected to be approximately $8.0 million. All 9 1/2% Notes not redeemed as part of the offer will remain outstanding. Sanmina may elect to purchase the remaining outstanding 9 1/2% Notes through the open market or negotiated transactions, additional tenders, or exchange offers.

     Convertible Subordinated Notes due 2012 -- In 1987, Elexsys issued $32.0 million of 5.5% convertible subordinated debentures (the "Debentures") due on March 1, 2012. The Debentures are currently convertible into shares of common stock at $29.93, subject to adjustment under certain conditions. The Debentures are redeemable by Sanmina at declining premiums prior to March 1, 1997 and thereafter at 100 percent of the principal amount. The Debentures are also redeemable through the operation of a sinking fund at 100 percent of the principal amount. Interest is payable semi-annually on September 1 and March 1 of each year. Mandatory annual sinking fund payments, sufficient to retire 5 percent of the aggregate principal amount of the Debentures issued, were to be made on each March 1 commencing in 1997. As a result of two exchanges of common stock for $16.0 million and $4.0 million of the Debentures in fiscal 1994 and fiscal 1995, respectively, Sanmina now has sinking fund credits available to offset these obligations for twelve and one-half years, thus no sinking fund payments will be required until 2009. The Debentures are subordinated to all senior indebtedness of Sanmina.

     Other -- In 1995, Sanmina issued $86.3 million of 5.5% Convertible Subordinated Notes (the "5.5% Notes") which were due in 2002. The 5.5% Notes were convertible into common stock, at the option of the note holder, and were redeemable at the option of Sanmina on or after August 15, 1998, initially at 103.143% of the face value and at decreasing prices thereafter to 100% at maturity, in each case together with accrued interest. On August 19, 1998, Sanmina called for redemption of the 5.5% Notes which represented $86.3 million in debt. All note holders elected to convert their notes to equity.

     Maturities of long-term debt, including capital lease obligations, are as follows as of October 2, 1999 (in thousands):

                                                               AMOUNT
                                                              --------
FISCAL YEARS ENDING
2000........................................................  $  4,071
2001........................................................     9,919
2002........................................................    83,421
2003........................................................     8,421
2004........................................................   350,092
Thereafter..................................................   206,703
                                                              --------
          Total.............................................  $662,627
                                                              ========

NOTE 5.  REVOLVING CREDIT AGREEMENTS

     Sanmina's revolving line of credit with various banks is related to Hadco's Amended and Restated Revolving Credit Agreement, as amended (the "Credit Facility"). The Credit Facility provides, among other things, for direct borrowings for up to the lesser of $198.8 million or the Borrowing Base, as defined in the Credit Facility, and expires January 8, 2002. Interest on loans outstanding under the Credit Facility is payable at Sanmina's option at either
(i) the Base Rate (as defined in the Credit Facility) or (ii) the Eurodollar Rate, plus the Applicable Eurodollar Rate Margin (both as defined in the Credit Facility). Sanmina is required to pay a quarterly commitment fee ranging from 0.2% to 0.375% per annum for the unused commitment under the Credit Facility. Sanmina is also required to pay a quarterly usage fee based on an Applicable Base Rate Usage Fee Margin and an Applicable Eurodollar Rate Usage Fee Margin (both as defined in the Credit Facility). At October 2, 1999 and September 30, 1998, borrowings of $75.0 million and $150.0 million, respectively, were outstanding under the Credit Facility at weighted average interest rates of 6.31% and 6.58%, respectively. Borrowing availability under the Credit Facility was up to a maximum amount of $123.8 million at October 2, 1999.

     The Credit Facility contains customary representations and warranties. The Credit Facility also contains extensive affirmative and negative covenants, including, among others, certain limits on the ability of Hadco and its subsidiaries to incur indebtedness, create liens, make investments, pay dividends or other distributions, engage in mergers, consolidations, acquisitions or dispositions, enter into sale and lease-back transactions, enter into guarantees, prepay subordinated indebtedness, create any new series of capital stock or amend the terms of existing capital stock. The Credit Facility also required Hadco to maintain certain financial covenants.

     Sanmina also has a line of credit arrangement with a Malaysian bank denominated in Malaysian ringgits and U.S. dollars for aggregate borrowings of approximately $3.4 million for the purpose of acquiring land, facilities and equipment for the Malaysian subsidiary. The arrangement is renewable annually. At October 2, 1999, and September 30, 1998 there were no amounts outstanding under this arrangement.

     Essex has a line of credit arrangement with a Swedish bank denominated in Swedish Krona for aggregate borrowings of up to SEK 300,000,000 (approximately $35.0 million). Borrowings outstanding on this line of credit arrangement are secured by all of the assets of Essex, accrue interest at 4.63%, and require that Essex maintain certain financial ratios over a period of five years. As of October 2, 1999 and September 30, 1998, $25.0 million and $26.0 million, respectively, were outstanding under this line of credit.

NOTE 6.  COMMITMENTS AND CONTINGENCIES

  Operating Leases

     Sanmina leases its facilities under operating leases expiring at various dates through 2009. Sanmina is responsible for utilities, maintenance, insurance and property taxes under the leases. Minimum future lease payments under operating leases are approximately as follows (in thousands):

FISCAL YEARS ENDING
2000........................................................  $19,272
2001........................................................   16,013
2002........................................................   14,677
2003........................................................   13,361
2004........................................................    8,085
Thereafter..................................................   25,303
                                                              -------
Future Minimum Lease Payments...............................  $96,711
                                                              =======

     Rent expense under operating leases was approximately $23.1 million, $17.4 million and $13.5 million for the years ended October 2, 1999, September 30, 1998, and 1997, respectively.

     In November 1998, Sanmina entered into an operating lease agreement for a new corporate headquarters and new facilities for its principal Northern California assembly operations. This campus facility, which comprises approximately 330,000 square feet, is located in San Jose, California. A condition of this operating lease is that Sanmina pledges $52.9 million to the administrative agent until the end of the lease's initial term, which is included in long-term investments in the accompanying consolidated balance sheet.

     Sanmina had commitments to purchase approximately $9.2 million of manufacturing equipment and approximately $1.4 million of leasehold improvements as of October 2, 1999. The majority of these commitments are expected to be completed by the end of fiscal 2000.

  Environmental Matters

     In March 1995, Hadco received a Record of Decision ("ROD") from the New York State Department of Environmental Conservation ("NYSDEC"), regarding soil and groundwater contamination at its Owego, New York facility. Based on a Remedial Investigation and Feasibility Study for apparent on-site contamination at that facility and a Focused Feasibility Study each prepared by environmental consultants of Hadco, the NYSDEC has approved a remediation program of groundwater withdrawal and treatment and iterative soil flushing. Hadco has executed a Modification of the Order on Consent to implement the approved ROD. Capital equipment for this remediation has already been acquired by Hadco, and future operation and maintenance costs, which will be incurred and expended over the estimated life of the program of the next 28 years, are estimated at between $40,000 and $100,000 per year. In the summer of 1998, NYSDEC took additional samples from a wetland area near Hadco's Owego facility. Analytical reports of earlier sediment samples indicated the presence of certain inorganics. The new samples showed elevated levels of certain metals, but NYSDEC has not made a determination as to the potential source of such metals, the remedial action to be taken, or the persons to undertake and/or pay for any remediation. There can be no assurance that Hadco and/or other third parties will not be required to conduct additional investigations and remediation at that location, the costs of which are currently indeterminable.

     Hadco has commenced the operation of a groundwater extraction system at its Derry, New Hampshire facility to address certain groundwater contamination and migration control issues. It is not possible to make a reliable estimate of the length of time remedial activity will have to be performed. However, it is anticipated that the groundwater extraction system will be operated for at least 30 years. There can be no assurance that Hadco will not be required to conduct additional investigations and remediation relating to the Derry facility. The total costs of such groundwater extraction system and of conducting any additional investigations and remediation relating to the Derry facility are not fully determinable.

     In November 1997, Sanmina acquired Elexsys International, Inc. ("Elexsys") which became Sanmina's wholly-owned subsidiary. Several facilities owned or occupied by Elexsys at the time of the acquisition, or formerly owned or occupied by Elexsys or companies acquired by Elexsys, had either soil contamination or contamination of groundwater underneath or near the facility including contamination discovered at Elexsys' Irvine, California facility in 1989. Elexsys voluntarily installed a groundwater remediation system at the Irvine facility in 1994. Additional investigation is being undertaken by other parties in the area at the request of the California Regional Water Quality Control Board. It is unknown whether any additional remediation activities will be required as a result of such investigations or whether any third party claims will be brought against Sanmina alleging that they have been damaged in any way by the existence of the contamination at the Irvine facility. Sanmina has been required by the California Department of Toxic Substances Control to undertake investigation of soil and/or groundwater at certain facilities formerly owned or occupied by a predecessor company to Elexsys in Mountain View, California. Depending upon the results of this soil sampling and groundwater testing, Sanmina could be ordered to undertake soil and/or groundwater cleanup. To date, Sanmina has not been ordered to undertake any soil or groundwater cleanup activities at the Mountain View facilities, and management do not believe any such activities should be required. Test results received to date are not sufficient to enable Sanmina to determine whether or not such cleanup activities are likely to be mandated. Contamination has also been discovered at other current and former Elexsys facilities and has been reported to the relevant regulatory agencies. No remediation or further investigation of such contamination has been required by regulatory agencies. To date, the cost of the various investigations and the cost of operating the remediation system at the Irvine facility have not been material to Sanmina's financial condition or consolidated statement of operations. However, in the event Sanmina is required to undertake additional groundwater or soil cleanup, the costs of such cleanup are likely to be substantial. Management is currently unable to estimate the amount of such soil and groundwater cleanup costs because no soil or groundwater cleanup has been ordered and Sanmina cannot determine from available test results what remediation activities, if any, are likely to be required. Management believes, based on the limited information currently available, that the cost of any groundwater or soil clean-up that may be required would not harm Sanmina's business, financial condition and results of operations.

     In November 1998, Sanmina acquired Altron Incorporated ("Altron") which became a wholly owned subsidiary of Sanmina. Altron was advised in 1993 by Olin Corporation that contamination resulting from activities of prior owners of property owned by Olin Corporation and located close to the Altron manufacturing plant in Wilmington, Massachusetts, had migrated under the Altron plant. Olin has assumed full responsibility for any remediation activities that may be required and has agreed to indemnify and hold Altron harmless from any and all costs, liabilities, fines, penalties, charges and expenses arising from and relating to any action or requirement, whether imposed by statute, ordinance, rule, regulation, order, decree or by general principles of law to remediate, clean up or abate contamination emanating from the Olin site. Although management believe that Olin's assumption of responsibility will result in no remediation cost to Altron from the contamination, there can be no assurance that Altron will not be subject to some costs regarding this matter, but management does not anticipate that such costs, if any, will be material to its financial condition or results of operations.

     Sanmina has been named as a potentially responsible party at several other contaminated disposal sites as a result of the past disposal of hazardous waste by companies acquired by Sanmina or their corporate predecessors. Sanmina accrues estimated costs associated with known environmental matters, when such costs can be reasonably estimated. The cost estimates relating to future environmental clean-up are subject to numerous variables, the effects of which can be difficult to measure, including the stage of the environmental investigations, the nature of potential remedies, possible joint and several liability, the magnitude of possible contamination, the difficulty of determining future liability, the time over which remediation might occur, and the possible effects of changing laws and regulations. The total reserve for environmental matters currently identified by Sanmina amounted to $15.4 million at October 2, 1999 and $16.2 million at September 30, 1998. Management believes the ultimate disposition of the above known environmental matters will not have a material adverse effect on the liquidity, capital resources, business or consolidated financial position of Sanmina. However, one or more of such environmental matters could have a significant negative impact on the consolidated financial results for a particular reporting period.

  Litigation

     Hadco is one of 33 entities which have been named as potentially responsible parties in a lawsuit pending in the federal district court of New Hampshire concerning environmental conditions at the Auburn Road, Londonderry, New Hampshire landfill site. Local, state and federal entities and certain other parties to the litigation seek contribution for past costs, totaling approximately $20.0 million, allegedly incurred to assess and remedy the Auburn Road site. In December 1996, following publication and comment period, the U.S. Environmental Protection Agency ("EPA") amended the ROD to change the remedy at the Auburn Road site from active groundwater remediation to future monitoring. In June 1999, Hadco entered into a Consent Decree with 30 of the defendants and third-party defendants. The Consent Decree was approved by the federal and state governments in December 1999, and lodged with the Court. The Court must still approve the Consent Decree. Under the terms of the Consent Decree, Hadco is a cash-out party and does not have responsibility for performance of ongoing remedial or monitoring work at the site.

     From 1974 to 1980, Hadco operated a printed circuit manufacturing facility in Florida as a lessee. This property is the subject of a pending lawsuit in the circuit court for Broward County, Florida (the "Florida Lawsuit") and an investigation by the Florida Department of Environmental Protection ("FDEP"). In connection with the investigation, Hadco and others have participated in alternative dispute resolution regarding the site with an independent mediator. Mediation sessions began in 1992 and continued through May 1998. In June 1995, Hadco and Gould, Inc. ("Gould"), another prior lessee of the site, were joined as third-party defendants in the pending Florida Lawsuit by a party who had previously been named as a defendant when the Florida Lawsuit was commenced in 1993 by the FDEP. As a result of the mediation, a Settlement Agreement was entered into among Hadco, Gould and the FDEP in March 1999. The third-party complaints against Hadco and Gould in the pending Florida Lawsuit were dismissed. The Settlement Agreement provides that Hadco and Gould will undertake remedial action based on a Supplemental Contamination Assessment Report and a later Feasibility Study, which has been prepared by a consultant to Hadco and Gould and approved by the FDEP. The estimated cost of the recommended source removal described in the Feasibility Study is approximately $165,000, and for ongoing monitoring and remediation is approximately $2.1 million. Actual remedial activities have not yet commenced.

     In March 1993, the EPA notified Hadco of its potential liability for maintenance and remediation costs in connection with a hazardous waste disposal facility operated by Casmalia Resources, a California Limited Partnership, in Santa Barbara County, California. The EPA identified Hadco as one of the 65 generators that had disposed the greatest amounts of materials at the site. Based on the total tonnage contributed by all generators, Hadco Santa Clara's share is estimated at approximately 0.2% of the total weight.

     In June 1997, the United States District Court in Los Angeles, California approved and entered a Consent Decree among the EPA and 49 entities (including Hadco) acting through the Casmalia Steering Committee ("CSC"). The Consent Decree sets forth the terms and conditions under which the CSC will carry out work aimed at final closure of the site. Certain closure activities will be performed by the CSC. Later work will be performed by the CSC, if funded by other parties. Under the Consent Decree, the settling parties will work with the EPA to pursue the non-settling parties to ensure they participate in contributing to the closure and long-term operation and maintenance of the facility.

     The future costs in connection with the lawsuits described in the above paragraphs are currently indeterminable due to such factors as the unknown timing and extent of any future remedial actions which may be required, the extent of any liability of Sanmina and its acquired entities and of other potentially responsible parties, and the financial resources of the other potentially responsible parties. Management currently believes, based on the facts currently known to it, that it is probable that the ultimate dispositions of the above lawsuits will not have a material adverse effect on Sanmina's business and financial condition; however, there can be no assurance that this will be the case.

     From time to time, Sanmina is a party to litigation which arises in the ordinary course of business. Sanmina believes that the resolution of this litigation will not materially harm Sanmina's business, financial condition or results of operations.

NOTE 7.  RETIREMENT PLANS

     Sanmina has various retirement plans that cover the majority of its employees. Sanmina's retirement plans permit participants to elect to have contributions made to the retirement plans in the form of reductions in salary under Section 401(k) of the Internal Revenue Code. Under the Sanmina retirement plans, Sanmina matched a portion of employee contributions. The amounts contributed by Sanmina and its acquired businesses as 401(k) matches against employee contributions were approximately $6.4 million, $4.2 million, and $1.1 million during the fiscal years ended October 2, 1999, September 30, 1998 and September 30, 1997, respectively.

NOTE 8.  ACQUISITIONS

     On January 10, 1997, Hadco acquired all of the outstanding common stock of Zycon Corporation ("Zycon") (the "Zycon Acquisition"), and on March 20, 1998, Hadco acquired all of the outstanding common stock of Continental Circuits Corp. ("Continental") (the "Continental Acquisition," and together with the Zycon Acquisition, the "Acquisitions"). The Acquisitions were financed by Hadco's unsecured senior revolving credit facility with a group of banks. Hadco borrowed approximately $215.0 million upon consummation of the Zycon Acquisition and approximately $220.0 million upon consummation of the Continental Acquisition. The Acquisitions were accounted for as purchases and, accordingly, Zycon's and Continental's operating results since the respective dates of acquisition are included in the accompanying consolidated financial statements. The purchase price of the Acquisitions was based on the fair value of the assets acquired and liabilities assumed at the acquisition date. Significant portions of the purchase price of both were identified in independent appraisals, using proven valuation procedures and techniques, as intangible assets. These intangible assets include approximately $78.0 million and $63.1 million for Zycon and Continental, respectively, for acquired in-process research and development ("in-process R&D") for projects that did not have future alternative uses. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the in-process R&D projects. At the date of each acquisition, the development of these projects had not yet reached technological feasibility, and the in-process R&D had no alternative future uses. Accordingly, these costs were expensed as of the respective acquisition date.

     The aggregate purchase prices of $212.5 million and $190.2 million, including acquisition costs, for the Zycon Acquisition and Continental Acquisition, respectively, were allocated as follows (in thousands):

                                                         ZYCON      CONTINENTAL
                                                       ---------    -----------
Current assets.......................................  $  41,790     $ 24,056
Property, plant and equipment........................     95,193       67,144
Acquired intangibles.................................     65,500       46,190
In-process R&D.......................................     78,000       63,050
Other assets.........................................      3,526          233
Goodwill.............................................     38,979       55,864
Liabilities assumed..................................   (110,503)     (66,381)
                                                       ---------     --------
                                                       $ 212,485     $190,156
                                                       =========     ========

     Unaudited pro forma operating results of Sanmina, assuming the Zycon Acquisition occurred on October 1, 1996 and the Continental Acquisition occurred on October 1, 1997, are as follows (in thousands, except per share amounts):

                                                              YEAR ENDED
                                                    ------------------------------
                                                    SEPTEMBER 30,    SEPTEMBER 30,
                                                        1998             1997
                                                    -------------    -------------
Revenue...........................................   $1,994,817       $1,712,839
Net income........................................       88,827           89,907
Diluted net income per share......................   $     0.70       $     0.74
Shares used in calculating per share amounts......      126,704          120,819

     For purposes of these pro forma operating results, the in-process R&D for Zycon and Continental of approximately $78.0 million and $63.1 million, respectively was assumed to have been written off prior to September 30, 1996 and September 30, 1997, respectively, so that the operating results presented include only recurring costs.

     In November 1997, Sanmina acquired Elexsys. Under the terms of the acquisition agreement, Sanmina's common stock was exchanged for all of Elexsys' outstanding common stock. Approximately 6.6 million shares of common stock were issued to acquire Elexsys. The acquisition was accounted for as a pooling-of-interests, and therefore, all prior periods presented were restated to combine the results of the two companies.

     On February 23, 1998, Sanmina acquired Pragmatech, Inc. ("Pragmatech") in a stock purchase transaction. The purchase price was approximately $5.7 million. The acquisition, which was accounted for as a purchase, included the payment of cash and the assumption of liabilities. Accordingly, the results of operations for the year ended September 30, 1998, include the results of operations of this business from the date of acquisition. The purchase price was allocated to the net liabilities assumed on a fair value basis. The acquisition resulted in goodwill of $11.5 million which was to be amortized over a ten year period. During fiscal 1999, Sanmina recorded an adjustment to write down the remaining $11.4 million of unamortized goodwill arising from the acquisition. The fair value of Pragmatech at the acquisition date was based on the estimated future cash flows to be generated from the assets based on reasonable and supportable assumptions. Financial projections prepared at the time of the acquisition of Pragmatech reflected Sanmina's belief that Sanmina would continue to provide electronics manufacturing services to existing Pragmatech customers and would grow the Pragmatech business at Pragmatech's existing facilities. However, the existing Pragmatech customer relationships could not be restructured to conform to Sanmina's pricing and revenue models, and as a result, the relationships with the former Pragmatech customers have terminated. In addition, Sanmina closed several of the former Pragmatech facilities in fiscal 1998. As a result of these operational factors, Sanmina's analysis of projected revenues, results of operations, and cash flows attributable to the few remaining Pragmatech customers did not support the carrying value of Pragmatech assets, including the unamortized goodwill.

     The unaudited pro forma financial information for the years ended September 30, 1998 and 1997 is presented below as if Pragmatech had been acquired on October 1, 1996 (in thousands, except per share amounts):

                                                              YEAR ENDED
                                                    ------------------------------
                                                    SEPTEMBER 30,    SEPTEMBER 30,
                                                        1998             1997
                                                    -------------    -------------
Revenue...........................................   $1,968,450       $1,577,365
Net Income........................................       30,643           13,992
Diluted net income per share......................   $     0.24       $     0.12
Shares used in calculating per share amounts......      126,704          120,819

     In November 1998, Sanmina acquired Altron. Under the terms of the acquisition agreement, each share of Altron common stock was converted into
0.909 shares of Sanmina common stock. Approximately 14.4 million shares of common stock were issued to acquire Altron. The acquisition was accounted for as a pooling-of-interests, and therefore, all prior periods presented were restated to combine the results of the companies. Altron's year end was December 31. For purposes of the restatement, Altron's restated year ended September 30, 1998 was combined with Sanmina's year ended September 30, 1998 and Altron's years ended December 31, 1997 and December 31, 1996 were combined with Sanmina's year ended September 30, 1997 and September 30, 1996 respectively. As a result, the net sales and net income of Altron for the quarter ended December 31, 1997, have been included in both fiscal 1998 and 1997. An adjustment of $3.2 million to account for the duplication of net income has been made to retained earnings in fiscal 1998.

     On December 28, 1998, Sanmina acquired Telo Electronics, Incorporated, a California corporation ("Telo"). Sanmina issued approximately 1.9 million shares of Sanmina common stock in exchange for 100% of the outstanding common stock of Telo. The acquisition was accounted for as a pooling of interests. Due to the immateriality of this acquisition to Sanmina's consolidated financial position and results of operations, Telo has been included in Sanmina's consolidated results of operations as of the beginning of fiscal 1999 (October 1, 1998), and therefore, amounts presented for periods prior to fiscal 1999 have not been restated to include Telo's historical results of operations.

     In March 1999, Sanmina acquired Manu-Tronics, Incorporated, a Wisconsin corporation ("Manu-Tronics"). Sanmina issued approximately 1.7 million shares of Sanmina common stock in exchange for 100% of the outstanding common stock of Manu-Tronics. The acquisition was accounted for as a pooling-of-interests, and therefore, all prior periods presented were restated to combine the results of the two companies.

     On August 4, 1999, Sanmina announced the agreement to acquire certain operations of Nortel Networks Corporation's Wireless Electro-Mechanical Subsystem Assembly ("EMSS"). As part of the agreement, Sanmina would acquire certain assets of Nortel's EMSS operations in Calgary, Alberta, Canada, and Chateaudun, France. On October 1, 1999, Sanmina completed the acquisition of certain Calgary EMSS assets and liabilities for a purchase price of approximately $47.2 million which was accounted for as a purchase. The purchase price was allocated to the net assets acquired, which consisted of inventories, equipment, and accrued payroll related expenses, on a fair value basis. The results of operations for the year ended October 2, 1999, include the results of operations of this business from the date of acquisition. The acquisition resulted in goodwill of $29.6 million which is being amortized over a fifteen year period.

     The unaudited pro forma financial information for the years ended October 2, 1999 and September 30, 1998 is presented below as if the Calgary EMSS operations had been acquired on October 1, 1997 (in thousands, except per share amounts):

                                                             YEAR ENDED
                                                     ---------------------------
                                                     OCTOBER 2,    SEPTEMBER, 30
                                                        1999           1998
                                                     ----------    -------------
Revenue............................................  $2,528,124     $2,068,654
Net Income.........................................     118,298         33,192
Diluted net income per share.......................  $     0.82     $     0.26
Shares used in calculating per share amounts.......     144,536        126,704

     As a result of the recent pooling of interests accounting for Essex and Hadco, and the prior pooling of interests accounting for Elexsys, Altron and Manu-Tronics, Sanmina has retroactively restated its historical results of operations to include the results of operations of all entities. The financial information presented gives effect to such restatement. A reconciliation of the net sales and net income for the year ended October 2, 1999, September 30, 1998 and 1997, to previously reported information, is as follows (in thousands):

                                                        YEAR ENDED
                                       --------------------------------------------
                                       OCTOBER 2,    SEPTEMBER 30,    SEPTEMBER 30,
                                          1999           1998             1997
                                       ----------    -------------    -------------
Net Sales:
     Sanmina.........................  $1,214,744     $  722,581       $  405,212
     Elexsys.........................          --             --          164,575
     Altron..........................          --        201,207          172,428
     Manu-Tronics....................          --         68,033           60,849
     Hadco...........................   1,005,970        826,359          648,705
     Essex...........................     176,409        124,685           72,125
  Eliminations.......................      (3,140)        (1,411)          (1,083)
                                       ----------     ----------       ----------
     Combined........................  $2,393,983     $1,941,454       $1,522,811
                                       ==========     ==========       ==========

                                                          YEAR ENDED
                                         --------------------------------------------
                                         OCTOBER 2,    SEPTEMBER 30,    SEPTEMBER 30,
                                            1999           1998             1997
                                         ----------    -------------    -------------
Net Income:
  Sanmina..............................   $ 93,697       $ 68,151         $ 40,902
  Elexsys..............................         --             --          (10,377)
  Altron...............................         --         13,088           14,667
  Manu-Tronics.........................         --          4,390            4,164
  Hadco................................     21,964        (54,110)         (36,493)
  Essex................................      2,606          1,679            3,007
                                          --------       --------         --------
     Combined..........................   $118,267       $ 33,198         $ 15,870
                                          ========       ========         ========

     Merger costs of $5.5 million in fiscal 1999 consisted of fees for investment bankers, attorneys, accountants and other direct merger related expenses for those acquisitions that were accounted for using the pooling-of-interests method. In 1998, Sanmina recorded a charge of $3.9 million related to the merger costs for the Elexsys acquisition.

     In connection with the acquisition of Essex and Hadco in the third quarter of fiscal 2000, Sanmina incurred merger and restructuring costs of $47.2 million. The merger and restructuring costs are comprised of $27.3 million for executive severance, expected work force attrition and related costs ((accrual made in accordance with the criteria in EITF 94-3 "Liability Recognition for Costs to Exit an Activity" (including certain costs incurred in a restructuring)), $15.9 million for investment banking and related fees and expenses, $2.9 million for accounting, legal, and related fees and expenses, and $1.1 million of other related restructuring costs.

     Sanmina has also completed several other smaller acquisitions during fiscal 1999. These transactions involved the purchase of either stock or assets in exchange for cash and were accounted for as purchase transactions. Pro forma statements of operations reflecting these acquisitions are not shown, as they would not differ materially from reported results.

Acquisitions subsequent to October 2, 1999

     On October 5, 1999, Sanmina acquired Devtek Electronic Packaging Systems Division ("DEPS") of Devtek Electronics Enclosure, Inc. The purchase price was approximately $26.5 million. The acquisition, which was accounted for as a purchase in the first quarter of fiscal 2000, included the payment of cash and the assumption of debt.

     On November 3, 1999, Sanmina completed the acquisition of certain Chateaudun EMSS assets and liabilities of Nortel Networks Corporation for a purchase price of approximately $14.2 million, which was accounted for as a purchase in the first quarter of fiscal 2000. The purchase price was allocated to the net assets acquired, which consisted of inventories, equipment, and accrued payroll related expenses, on a fair value basis. The acquisition resulted in goodwill of $6.0 million, which will be amortized over fifteen years.

     On March 1, 2000, Sanmina acquired certain printed circuit board assembly ("PCBA") manufacturing assets from Harris Corporation ("Harris") for a cash purchase price of approximately $1.7 million. This transaction was accounted for as a purchase in the second quarter of fiscal 2000. Under the terms of the agreement, Sanmina acquired Harris' PCBA manufacturing assets and inventory and will lease Harris' ISO 9002-certified, state-of-the art manufacturing facility in San Antonio, Texas. The agreement also includes a three-year strategic manufacturing partnership agreement for Harris to outsource its commercial PCBA manufacturing to Sanmina.

     On March 6, 2000, Sanmina acquired Alcatel's North Carolina electronic enclosure systems facility for a purchase price of approximately $23.8 million. This transaction was accounted for as a purchase in the second quarter of fiscal 2000. The purchase price was allocated to the net assets acquired, which consisted of inventories, equipment, and accrued payroll related expenses, based on fair market value, resulting in goodwill of approximately $8 million, which will be amortized over a period of 10 years. The transaction also includes a three-year manufacturing service contract between Sanmina and Alcatel.

     On June 27, 2000, Sanmina acquired InterWorks Computer Products, Inc. ("Interworks") for a cash purchase price of approximately $45.0 million. Interworks is a designer and manufacturer of standard and custom modular subsystems, focused on meeting the growing needs of the networking equipment and communications sectors. This transaction was accounted for as a purchase in the third quarter of fiscal 2000. InterWorks designs, manufactures, tests and distributes a complete line of Digital Signal Processor modular solutions and advanced memory products to leading electronics original equipment manufacturers serving the networking and telecommunications markets.

     On July 10, 2000, Sanmina acquired a PCB assembly and system assembly facility located in Shenzhen, Guang Dong province in China. The acquisition, which will be accounted for as a purchase in the fourth quarter of fiscal 2000, also includes administrative offices in Hong Kong and a branch procurement office in Taiwan. The purchase price was approximately $65.0 million in cash. The facilities in China include a manufacturing facility with administrative and dormitory buildings.

     On August 4, 2000, Sanmina acquired certain Electronics Computer-Aided Design ("ECAD"), Electronics Systems Packaging Design ("ESP") and Product Integrity ("PI") operations from Nortel Networks. The agreement calls for the acquisition of test facilities and related equipment and would involve the transfer of employees in several expert physical design teams. The transaction will be accounted for as a purchase in the fourth quarter of fiscal 2000. The purchase price for this acquisition was approximately $6.5 million in cash.

     On August 31, 2000, Sanmina announced that it has signed a definitive agreement to acquire the San Jose system integration and fulfillment operation of Lucent Technologies. The agreement calls for the acquisition of a manufacturing facility and related equipment and would involve the transfer of employees to Sanmina.

NOTE 9.  RESTRUCTURING, PLANT CLOSING AND OTHER NON-RECURRING CHARGES

     In fiscal 1997, Sanmina incurred charges related to plant closings and other non-recurring charges of $8.9 million. The charges were a result of the change in strategy to become a value added electronics manufacturer and the planned closures of duplicate facilities resulting from the acquisition of Elexsys. The $8.9 million charge consisted primarily of costs associated with remaining lease commitments on abandoned facilities and the write off of certain property, plant, and equipment that were abandoned.

     In fiscal 1998, Hadco incurred restructuring, plant closing, and other non-recurring charges of approximately $4.5 million. The charges were a result of the consolidation of several manufacturing facilities, and consisted of $2.0 million related to the loss on abandoned assets, $1.2 million as a result of an approximate 3% reduction in workforce and $1.3 million related to lease termination costs on abandoned facilities. As of September 30, 1999, all amounts accrued for had been paid.

     In the first quarter of fiscal 1999, Sanmina incurred plant closing and other non-recurring charges of $16.9 million. The charges were a result of Sanmina's acquisitions and Sanmina's planned relocation to a new campus facility. Sanmina closed certain manufacturing plants in Fremont, California and Woburn, Massachusetts and merged the operations from these facilities into existing manufacturing facilities within the same regions. These closures were made to eliminate duplicate facilities and other costs resulting from the merger with Altron. Concurrent with the plant closures, Sanmina reduced its workforce in the same regions by approximately 50 people. Plant closing, relocation and severance costs totaled $12.8 million, of which $2.0 million was unpaid as of fiscal year ended 1999. In conjunction with the closure of manufacturing facilities and Sanmina's planned relocation to its new campus facility in fiscal 2000, other non-recurring costs include payments required under lease contracts (less any applicable sublease income) after the properties are abandoned, any applicable lease buyout costs, restoration costs associated with certain lease arrangements and the costs to maintain facilities during the period after abandonment. Asset related write-offs consist of excess equipment and leasehold improvements to facilities that were abandoned and whose estimated fair market value is zero. Sanmina's move to the new campus facility commenced in fiscal 1999 and was completed in the second quarter of fiscal 2000. Noncancelable lease payments on vacated facilities will be paid out through most of fiscal 2000. Sanmina also discontinued the use of enterprise-wide software and hardware used internally by the acquired companies, as these were no longer required post acquisition. The closing of the plants discussed above, and the costs related to the integration of information systems and hardware, were all incurred in fiscal 1999. Total other non-recurring charges totaled $4.1 million.

NOTE 10.  STOCKHOLDERS' EQUITY

     Common Stock -- In June 1998 and March 2000, Sanmina effected a two-for-one stock split payable in the form of a dividend. Accordingly, all share and per share data has been adjusted to retroactively reflect the stock splits. On February 8, 2000, Sanmina completed a public offering of 9,550,000 shares of common stock at $59.00 per share for the aggregate gross proceeds of $563.5 million.

  Sanmina Stock Option Plans

     Stock Option Plans -- The 1990 Incentive Stock Plan (the "Plan") provides for the grant of incentive stock options, non-statutory stock options, and stock purchase rights to employees and other qualified individuals to purchase shares of Sanmina's Common Stock at amounts not less than 100% of the fair market value of the shares on the date of the grant.

     On January 29, 1999, shareholders approved an amendment to adopt Sanmina's 1999 Stock Plan (the "1999 Plan"). The 1999 Plan provides for the grant of incentive stock options, non-statutory stock options, and stock purchase rights to employees and other qualified individuals to purchase shares of Sanmina's Common Stock at amounts not less than 100% of the fair market value of the shares on the date of the grant.

     The 1995 Director Option Plan (the "Director Plan") provides for the automatic grant of stock options to outside directors of Sanmina or any subsidiary of Sanmina at amounts not less than 100% of the fair market value of the shares on the date of grant.

     The 1996 Supplemental Stock Option Plan (the "Supplemental Plan") permits only the grant of non-statutory options and provides that options must have an exercise price at least equal to the fair market value of Sanmina's Common Stock on the date of the grant. Options under the Supplemental Plan may be granted to employees and consultants, but executive officers and directors may not be granted options under the Supplemental Plan.

     Options vest as determined by the Board of Directors and in no event may an option have a term exceeding ten years from the date of the grant. Total shares authorized but unissued under all Sanmina option plans are 23,860,228 at October 2, 1999.

     Option activity under the Sanmina option plans is as follows:

                                                       OPTIONS OUTSTANDING
                                                  ------------------------------
                                                                WEIGHTED AVERAGE
                                                    SHARES       EXERCISE PRICE
                                                  ----------    ----------------
Balance at September 30, 1996...................   8,311,908         $ 4.06
  Granted.......................................   3,529,580          10.42
  Exercised.....................................  (1,470,584)          3.32
  Cancelled.....................................    (470,620)          5.72
                                                  ----------
Balance at September 30, 1997...................   9,900,284           6.35
                                                  ----------
  Granted.......................................   3,671,400          17.05
  Exercised.....................................  (2,078,358)          3.94
  Cancelled.....................................    (517,578)         10.53
                                                  ----------
Balance at September 30, 1998...................  10,975,748          10.20
                                                  ----------
  Altron Plan...................................   1,932,892          12.63
  Granted.......................................   3,960,122          23.25
  Exercised.....................................  (2,494,248)          9.83
  Cancelled.....................................  (1,233,464)         17.83
                                                  ----------
Balance at October 2, 1999......................  13,141,050         $13.79
                                                  ==========

     The following table summarizes information regarding stock options outstanding under the Sanmina option plans at October 2, 1999:

              OPTIONS OUTSTANDING                           OPTIONS VESTED AND EXERCISABLE
------------------------------------------------   -------------------------------------------------
     RANGE                      WEIGHTED AVERAGE      WEIGHTED                            NUMBER
  OF WEIGHTED       NUMBER         REMAINING          AVERAGE        NUMBER VESTED        VESTED
EXERCISE PRICES   OUTSTANDING   CONTRACTUAL LIFE   EXERCISE PRICE   AND EXERCISABLE   EXERCISE PRICE
---------------   -----------   ----------------   --------------   ---------------   --------------
$ 0.25 - $ 6.10    3,517,920          5.29             $ 4.11          2,960,410          $ 3.91
$ 6.47 - $11.94..  3,560,726          7.50             $10.36          1,452,590          $ 9.73
$12.50 - $20.42..  3,491,416          7.62             $16.40          1,134,694          $16.08
$20.72 - $40.32..  2,570,988          9.35             $28.21            181,176          $24.76
                  ----------                                           ---------
$ 0.25 - $40.32.. 13,141,050          7.31             $13.79          5,728,870          $ 8.46
                  ==========                                           =========

     The number of exercisable options and the weighted average exercise price as of September 30, 1998 and 1997 was 4,550,614 at $7.04 per share and 3,664,422 at $4.33 per share, respectively.

     Sanmina Employee Stock Purchase Plan -- Sanmina's employee stock purchase plan (the "Purchase Plan") provides for the issuance of up to 4,600,000 shares of common stock. Under the Purchase Plan, employees may purchase, on a periodic basis, a limited number of shares of common stock through payroll deductions over a six-month period. The per share purchase price is 85% of the fair market value of the stock at the beginning or end of the offering period, whichever is lower. As of October 2, 1999, 3,230,606 shares had been issued under the Purchase Plan.

  Altron Option Plans

     Altron, prior to its merger with Sanmina, had stock option plans. These plans and the activity therein are separately discussed below for prior period informational purposes. All outstanding Altron options for fiscal 1999 are included in the table above. In connection with the merger of Sanmina and Altron, any options outstanding that were initially granted under the Altron plans are exercisable into Sanmina common stock. Any forfeitures of Altron options are returned to the Sanmina stock option plans. The following Altron plan information reflects the merger exchange ratio of 0.909 shares of Sanmina common stock for each share of Altron common stock. The Altron 1989 Nonqualified Stock Option Plan for Non-Employee Directors provided for options exercisable over five years commencing 12 months from the date of grant and expiring 10 years from the date of grant. The Altron 1991 Stock Option Plan provided for incentive stock options granted at fair market value at the date of grant and nonqualified stock options granted at prices determined by a committee of the Board of Directors. All options are exercisable over a five-year period, commencing 12 months from the date of grant unless accelerated and expire 10 years from the date of grant. The Altron 1992, 1993 and 1995 Stock Option Plans for Non-Employee Directors provided for options exercisable over a two-year period from the date of grant and expiring 10 years from the date of grant. The Altron 1996 Stock Option Plan for Non-Employee Directors provided for options exercisable over a three-year period commencing 12 months from the date of grant and expiring 10 years from the date of grant.

     The following table summarizes the Altron stock option activity for the period ended September 30, 1998:

                                                          OPTIONS OUTSTANDING
                                                     ------------------------------
                                                                   WEIGHTED AVERAGE
                                                       SHARES       EXERCISE PRICE
                                                     -----------   ----------------
Outstanding at December 28, 1996...................   1,689,342         $ 9.91
  Granted..........................................     611,304          16.69
  Exercised........................................    (207,748)          3.96
  Cancelled........................................    (100,916)         14.64
                                                      ---------
Outstanding at January 3, 1998.....................   1,991,982          12.37
                                                      ---------
Outstanding at September 30, 1997(*)...............   1,555,660          10.88
  Granted..........................................     726,746          15.83
  Exercised........................................    (166,866)          6.73
  Cancelled........................................    (182,648)         16.03
                                                      ---------
Outstanding at September 30, 1998..................   1,932,892         $12.63
                                                      =========

---------------
(*) -- Because Altron had a different fiscal year end, the above table was modified to reflect information based on Sanmina's fiscal year end September 30, 1998.

     The following table summarizes information about Altron's stock options outstanding and exercisable at September 30, 1998:

                 OPTIONS OUTSTANDING                          OPTIONS VESTED AND EXERCISABLE
-----------------------------------------------------   -------------------------------------------
                  WEIGHTED AVERAGE   WEIGHTED AVERAGE      WEIGHTED
EXERCISE PRICE       NUMBER OF          REMAINING          AVERAGE       NUMBER OF      AVERAGE
     RANGE            OPTIONS        CONTRACTUAL LIFE   EXERCISE PRICE    OPTIONS    EXERCISE PRICE
---------------   ----------------   ----------------   --------------   ---------   --------------
$ 1.34 - $ 1.80         87,446             2.3              $ 1.52         87,446        $ 1.52
     $2.37               3,682             4.3              $ 2.37          3,682        $ 2.37
$ 5.18 - $ 7.40        273,098             5.0              $ 5.71        255,100        $ 5.62
$ 9.66 - $14.03        723,432             7.2              $11.49        416,738        $11.58
$14.72 - $21.60        845,234             8.6              $17.01        143,516        $18.57
                     ---------                                            -------
                     1,932,892                                            906,482
                     =========                                            =======

  Hadco Option Plans

     Hadco, prior to its merger with Sanmina, had stock option plans. These plans and the activity therein are separately discussed below for prior period informational purposes. In connection with the merger of Sanmina and Hadco, any options outstanding that were initially granted under the Hadco plans are exercisable into Sanmina common stock. The following Hadco plan information reflects the merger exchange ratio of 1.4 shares of Sanmina common stock for each share of Hadco common stock.

     Hadco's December 1991 Director plan provided for the granting of options to purchase up to 420,000 shares of common stock at a price equal to the fair market value at the date of grant. Initial options granted under this plan are exercisable ratably over a four-year period and expire no later than seven years from the date of grant. This plan also provided for an annual grant of a vested option for 4,200 shares to each non-employee director who has served as a director for five years or more.

     Hadco's November 1995 plan provided for the granting of options to purchase up to 1,400,000 shares of common stock at a price equal to fair market value at the date of grant. The options vest according to each option agreement and they expire no later than 10 years from the date of grant.

     Hadco's 1998 Stock plan provided for the granting of stock rights including options, awards, and purchases up to 1,400,000 shares of common stock at a minimum price equal to the fair market value at the date of grant. Stock rights may be granted to employees, directors, and other associated parties. Stock rights will expire as specified by the Compensation Committee, but in no case longer than 10 years from the date of grant. Hadco made awards of 12,719 shares under this plan in fiscal 1999.

     Hadco adopted the Outside Directors Compensation Plan of 1998 (the "Directors Plan") in December 1997. The Directors Plan provided that the annual fee for the outside directors shall be paid in restricted stock, and that additional meeting fees may, at the option of the director, be paid in restricted stock. A total of 16,800 shares of common stock have been reserved for grant under the Directors Plan (as reduced by the Board of Directors from 33,600 shares). Hadco issued 5,237 and 6,210 shares in fiscal 1999 and 1998, respectively, under the Directors Plan.

     Hadco adopted the Outside Directors Compensation Plan of 2000 (the "Directors Plan of 2000") in December 1999, subject to stockholder approval. The Directors Plan of 2000 provided that the annual fee for the outside directors shall be paid in restricted stock, and that additional fees may, at the option of a director, be paid in restricted stock. A total of 70,000 shares of common stock have been reserved for grant under the Directors Plan of 2000, and no shares have been issued to date.

     Hadco's Employee Stock Purchase Plan ("ESP Plan") was approved by the stockholders in March 1998 to allow eligible employees, as defined in the ESP Plan, to purchase shares of common stock during one or more six-month periods through payroll deductions. Shares were purchased at 85% of fair value, as defined. A total of 700,000 shares of common stock have been reserved for purchase under the ESP Plan. During fiscal 1999 and 1998, Hadco issued 189,882 and 80,116 shares, respectively, under the ESP Plan. At October 30, 1999, Sanmina has 430,002 shares available for purchase under the ESP Plan.

     Hadco had reserved as of October 2, 1999, a total of 3,683,855 shares of common stock for issuance under stock option plans. The following table summarizes the Hadco stock option activity with respect to all stock options (in thousands, except per share amounts):

                                                                 OPTIONS OUTSTANDING
                                                         -----------------------------------
                                                                            WEIGHTED AVERAGE
                                                              SHARES         EXERCISE PRICE
                                                         ----------------   ----------------
Outstanding at October 26, 1996........................     1,551,000            $ 9.45
  Granted..............................................       374,000             48.52
  Exercised............................................      (368,000)             4.98
  Cancelled............................................       (59,000)            19.68
                                                            ---------
Outstanding at October 25, 1997........................     1,498,000             19.87
                                                            ---------
  Granted..............................................       746,000             48.47
  Exercised............................................      (251,000)             6.04
  Cancelled............................................      (162,000)            38.60
                                                            ---------
Outstanding at October 31, 1998........................     1,831,000             31.72
                                                            ---------
  Granted..............................................       489,000             30.42
  Exercised............................................      (164,000)             5.54
  Cancelled............................................      (175,000)            40.42
                                                            ---------
Outstanding at October 30, 1999........................     1,981,000            $32.80
                                                            ---------

     The following table summarizes information about Hadco's stock options outstanding and exercisable at October 30, 1999:

                                                                 OPTIONS VESTED AND EXERCISABLE
                  OPTIONS OUTSTANDING                     ---------------------------------------------
-------------------------------------------------------      WEIGHTED                       EXERCISE
    RANGE OF       WEIGHTED AVERAGE        WEIGHTED          AVERAGE                         PRICE
    EXERCISE       REMAINING OPTIONS   CONTRACTUAL LIFE      EXERCISE        OPTIONS     OF EXERCISABLE
     PRICES           OUTSTANDING          (YEARS)            PRICE        EXERCISABLE      OPTIONS
----------------   -----------------   ----------------   --------------   -----------   --------------
$ 2.78 - $ 4.00           58,000             0.60             $ 3.71          42,000         $ 3.78
$ 4.94 - $ 6.69           31,000             2.13               5.02          31,000           5.02
$ 8.00 - $12.00          383,000             4.41               8.64         238,000           8.66
$27.00 - $38.13          962,000             8.08              32.50          98,000          31.44
$44.25 - $67.00          547,000             7.18              54.96         132,000          52.23
                       ---------                              ------
                       1,981,000                              $32.80
                       =========                              ======

     As of October 2, 1999, Sanmina has reserved the following shares of authorized but unissued common stock for all stock option plans:

Convertible subordinated debt....................   4,035,181
Stock option plans...............................  27,544,083
Employee stock purchase plan.....................   1,799,396
                                                   ----------
                                                   33,378,660
                                                   ==========

     Stock-based Compensation -- Sanmina accounts for its stock option plans and employee stock purchase plan under APB Opinion No. 25 and related interpretations, under which no compensation cost has been recognized as the exercise price per share for stock options was equal to the fair market value of the stock on the date of grant and the purchase plans qualified as a non-compensatory plan. Had compensation cost for all plans been determined consistent with SFAS No. 123, Sanmina's net income and net income per share would have been reduced to the following pro forma amounts (in thousands, except per share data):

                                                          YEAR ENDED
                                         --------------------------------------------
                                         OCTOBER 2,    SEPTEMBER 30,    SEPTEMBER 30,
                                            1999           1998             1997
                                         ----------    -------------    -------------
Net income:
  As reported..........................   $118,267        $33,198          $15,870
  Pro forma............................     72,719          7,452              (68)
Basic EPS:
  As reported..........................   $   0.86        $  0.27          $  0.14
  Pro forma............................       0.53           0.06               --
Diluted EPS:
  As reported..........................   $   0.82        $  0.26          $  0.13
  Pro forma............................       0.50           0.06               --

     The weighted average fair values of options granted by Sanmina during fiscal 1999, 1998, and 1997 was $23.27, $9.25, and $6.12 per share, respectively. The weighted average for values of options granted by Altron during fiscal 1998 and 1997 was $8.88 and $10.23, respectively. The weighted average fair values of options granted by Hadco during fiscal 1999, 1998, and 1997 was $13.55, $24.17, and $26.51 per share, respectively. The fair value of each stock option granted or stock issued under the employee stock purchase plans is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants or issuances in fiscal 1999, 1998 and 1997, respectively.

                                                                  YEAR ENDED
                                                -----------------------------------------------
                                                 OCTOBER 2,      SEPTEMBER 30,    SEPTEMBER 30,
                                                    1999             1998             1997
                                                -------------    -------------    -------------
Volatility....................................     44% -  64%       47% -  75%       53% -  78%
Risk-free interest rate.......................  5.20% - 6.00%    4.81% - 6.08%    5.83% - 6.66%
Dividend yield................................             0%               0%               0%
Expected lives (management and directors)
  beyond vesting..............................      0.8 years        0.6 years        1.0 years
Expected lives (employees) beyond vesting.....      0.3 years        0.3 years        0.6 years
Expected lives (employee stock purchase
  plan).......................................        7 years          6 years          5 years

NOTE 11.  INCOME TAXES

     The provision for income taxes consists of the following (in thousands):

                                                          YEAR ENDED
                                         --------------------------------------------
                                         OCTOBER 2,    SEPTEMBER 30,    SEPTEMBER 30,
                                            1999           1998             1997
                                         ----------    -------------    -------------
Federal
  Current..............................   $62,634         $55,414          $52,713
  Deferred.............................    (8,774)         (9,409)           1,216
                                          -------         -------          -------
                                           53,860          46,005           53,929
State
  Current..............................    16,094           8,924            9,480
  Deferred.............................    (1,281)         (1,298)             621
                                          -------         -------          -------
                                           14,813           7,626           10,101
Foreign................................     1,123             700            1,270
                                          -------         -------          -------
Total provision for income taxes.......   $69,796         $54,331          $65,300
                                          =======         =======          =======

     The components of the deferred income tax assets and liabilities are as follows (in thousands):

                                                                         AS OF
                                                              ---------------------------
                                                              OCTOBER 2,    SEPTEMBER 30,
                                                                 1999           1998
                                                              ----------    -------------
Deferred tax assets:
  Reserves not currently deductible.........................   $ 25,072       $ 27,493
  State income taxes........................................      3,778          1,726
  Accruals..................................................      3,032          3,933
  Depreciation..............................................        908             --
  Net operating loss carryforwards..........................      2,159          4,245
  Tax credit carryforwards..................................        368            405
  Deferred compensation.....................................      1,465          1,551
  Other.....................................................        159          2,459
  Total deferred income tax asset...........................     36,941         41,812
Valuation allowance.........................................     (2,527)        (5,267)
                                                               --------       --------
Net deferred income tax asset...............................   $ 34,414       $ 36,545
                                                               ========       ========
Deferred Tax Liabilities:
  Acquisition related intangibles...........................   $(39,713)      $(39,653)
  Property, plant, and equipment, principally due to
     depreciation differences...............................    (17,629)       (19,868)
  Other.....................................................     (1,716)        (1,674)
                                                               --------       --------
     Total gross deferred tax liability.....................   $(59,058)      $(61,195)
                                                               ========       ========

     The valuation allowance provides a reserve against deferred tax assets that may expire or become unutilized by Sanmina. In accordance with SFAS No. 109 "Accounting for Income Taxes," Sanmina believes it is more likely than not that Sanmina will not realize a portion of the benefits of these deferred tax assets, and accordingly, has provided a valuation allowance for them. Foreign net operating loss carryforwards of $8.8 million will carryforward indefinitely.

     The tax rate used in the computation of the provision for federal and state income taxes differs from the statutory federal and state rates due to the following:

                                                                    YEAR ENDED
                                                              -----------------------
                                                              1999     1998     1997
                                                              -----    -----    -----
Federal tax at statutory rate...............................  35.00%   35.00%   35.00%
State income taxes, net of federal benefit..................   5.23     4.50     4.95
Foreign subsidiary loss.....................................   0.19     0.27       --
Effect of non-deductible goodwill amortization..............   0.63     1.30     0.82
Tax Exempt interest income..................................  (0.44)   (0.48)   (0.40)
Foreign Sales Corporation benefit...........................  (0.89)   (0.71)   (0.63)
Tax Credits.................................................  (0.19)   (0.53)   (0.26)
Change in valuation allowance...............................  (1.46)   (7.70)   (1.99)
Other.......................................................  (0.96)    4.43     3.54
                                                              -----    -----    -----
Provision for income taxes..................................  37.11%   36.08%   41.03%
                                                              =====    =====    =====

     The provision for income taxes in 1998 and 1997 is calculated on income before provision for taxes without taking into account the write-off of acquired in-process R&D. This write-off was $63.1 million and

$78.0 million for 1998 and 1997, respectively. Income before the provision for income taxes excluding the write-off would have been $150.6 million and $159.2 million for 1998 and 1997, respectively.

NOTE 12.  BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

     Sanmina adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," during fiscal 1999. SFAS No. 131 established standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to stockholders. It also established standards for related disclosures about product and services and geographic areas. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision makers, or decision making group, in deciding how to allocate resources and in assessing performance. Sanmina's chief operating decision maker is the Chief Operating Officer. Based on the evaluation of financial information, including the financial information related to Hadco and Essex, by the Chief Operating Officer, management currently believe that Sanmina operates in one business segment -- the manufacture, testing and servicing of a full spectrum of complex printed circuit boards, custom backplane interconnect devices, and electronic assembly services. Revenue is principally derived from customers in the United States. Although Sanmina seeks to diversify its customer base, a small number of customers are responsible for a significant portion of Sanmina's net sales. During fiscal 1999, 1998, and 1997, sales to Sanmina's ten largest customers accounted for 49% and 44%, and 35% respectively, of Sanmina's net sales. In 1999, sales to Sanmina's largest customer represented 10% of net sales. In 1998 and 1997, no single customer accounted for more than 10% of net sales.

     The following summarizes financial information by geographic areas (in thousands):

                                                                        YEAR ENDED
                                                       --------------------------------------------
                                                       OCTOBER 2,    SEPTEMBER 30,    SEPTEMBER 30,
                                                          1999           1998             1997
                                                       ----------    -------------    -------------
Net Sales
  United States......................................  $1,956,923     $1,627,341       $1,356,747
  Canada.............................................     118,970         89,224           62,224
  Europe.............................................     259,280        185,330          101,840
  Asia, principally Malaysia.........................      49,374         35,372               --
  Other..............................................       9,436          4,187            2,000
                                                       ----------     ----------       ----------
     Total...........................................  $2,393,983     $1,941,454       $1,522,811
                                                       ==========     ==========       ==========

                                                                          AS OF
                                                       --------------------------------------------
                                                          1999           1998             1997
                                                       ----------    -------------    -------------
Long Lived Assets (excludes goodwill and intangibles)
  United States......................................  $  547,308     $  464,774       $  356,663
  Canada.............................................       2,836             --               --
  Europe.............................................      22,457         29,449           16,347
  Asia, principally Malaysia.........................      49,420         49,029           35,314
  Other..............................................         217             --               --
                                                       ----------     ----------       ----------
          Total......................................  $  622,238     $  543,252       $  408,324
                                                       ==========     ==========       ==========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We have audited the accompanying consolidated balance sheets of Sanmina Corporation (a Delaware Corporation) and its subsidiaries as of October 2, 1999 and September 30, 1998, and September 30, 1997. These financial statements and the schedule referred to below are the responsibility of Sanmina's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sanmina Corporation and its subsidiaries as of October 2, 1999 and September 30, 1998, and the consolidated results of their operations and their cash flows for the years ended October 2, 1999, September 30, 1998 and September 30, 1997 in conformity with accounting principles generally accepted in the United States.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule at Exhibit 99.2 is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

San Jose, California
September 1, 2000

                          FINANCIAL STATEMENT SCHEDULE

     The financial statement Schedule II -- VALUATION AND QUALIFYING ACCOUNTS is filed as part of this Form 8-K.

                              SANMINA CORPORATION
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                 BALANCE AT     CHARGED TO                  BALANCE AT
                                                BEGINNING OF    COSTS AND                     END OF
                                                   PERIOD        EXPENSES     DEDUCTIONS      PERIOD
                                                ------------    ----------    ----------    ----------
Allowance for Doubtful Accounts and Returns
Fiscal year ended September 30, 1997..........     $3,830         $3,210        $  595        $6,445
Fiscal year ended September 30, 1998..........      6,445          2,822         1,344         7,923
Fiscal year ended October 2, 1999.............      7,923          5,388         2,371        10,940